EXHIBIT NUMBER 4(a)1

SHARE PURCHASE AND LOAN ASSIGNMENT AGREEMENT

BETWEEN

CHINA ENTERPRISE LIMITED

AND

CZ TIRE HOLDINGS LIMITED

21 NOV, 2011

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TABLE OF CONTENTS

(continued)

EXHIBIT A	FORM OF DEED OF ASSIGNMENT

EXHIBIT B	FORM OF TAX SERVICE AGREEMENT

EXHIBIT C	FORM OF TRANSFER DOCUMENTS

EXHIBIT D	FORM OF LEGAL OPINION FROM SELLER’S BERMUDA COUNSEL

EXHIBIT E	FORM OF LEGAL OPINION FROM SELLER’S HONG KONG COUNSEL

EXHIBIT F	FORM OF CLOSING CERTIFICATE

EXHIBIT G	FORM OF CORPORATE GUARANTEE

EXHIBIT H	FORM OF PERSONAL GUARANTEE

SCHEDULE 1	PARTICULARS OF COMPANY AND ZHONGCE

SCHEDULE 2.4	CLOSING DELIVERIES

SCHEDULE 3	REPRESENTATIONS AND WARRANTIES OF SELLER

SCHEDULE 5.1	PRE-CLOSING COVENANTS

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THIS SHARE PURCHASE AND LOAN ASSIGNMENT AGREEMENT (this “Agreement”) is entered into on 21 NOV, 2011 between:

(1)	CHINA ENTERPRISES LIMITED, a company incorporated under the laws of Bermuda (“Seller”); and

(2)	CZ TIRE HOLDINGS LIMITED, a company incorporated under the laws of the British Virgin Islands (“Buyer”).

Seller and Buyer are hereinafter referred to as the “Parties” collectively and as a “Party” individually.

RECITALS

WHEREAS:

A.	China Tire Enterprises Limited is a company incorporated under the laws of Hong Kong (the “Company”). The entire issued share capital of the Company consists of one ordinary share with a par value of HK$1.00, which is held legally and beneficially by Seller (the “Sale Share”).

B.	Seller and the Company have entered into an Equity Interest Transfer Agreement (the “Zhongce Transfer Agreement”), pursuant to which Seller transferred its entire interest in the registered capital (the “Zhongce Registered Capital”) of Hangzhou Zhongce Rubber Company Limited , a Sino-foreign joint venture limited liability company incorporated under the laws of China (“Zhongce”), representing a 26% interest in the Zhongce Registered Capital, at a price equal to RMB600,000,000 (the “Zhongce Transfer Price”).

C.	As a result of the completion of the transfer under the Zhongce Transfer Agreement, the Company currently is the direct legal and beneficial owner of a 26% interest in the Zhongce Registered Capital (the “Zhongce Equity Interest”).

D.	The Company has not paid the Zhongce Transfer Price to Seller and therefore owes a debt to Seller in a principal amount of RMB600,000,000 (the “Shareholder Loan”).

E.	Seller desires to sell and assign to Buyer, and Buyer desires to purchase and accept from Seller, the Sale Share and the Shareholder Loan on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. Unless otherwise defined in this Agreement, capitalized terms used herein shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For purposes of this definition, “control” when used with respect to any specified Person means the direct or indirect ownership of 50% or more of such Person’s voting equity interest or the direct or indirect control of 50% or more of the composition of its board of directors, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

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“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which banking institutions in Hong Kong, New York or the PRC are authorized by law to close.

“Buyer Indemnified Party” is defined in Section 7.1.

“Buyer Indemnifier” is defined in Section 7.2.

“Closing Date” is defined in Section 2.3(a).

“Closing” is defined in Section 2.3(a).

“Confidential Information” is defined in Section 7.7.

“Consideration” is defined in Section 2.2.

“Corporate Guarantee” means the deed of guarantee to be issued by Hanny Holdings Limited, a company organized under the laws of Bermuda, in respect of all the obligations of Seller under this Agreement and the Tax Service Agreement

“Deed of Assignment” means the deed of assignment in respect of the Shareholder Loan in the form of Exhibit A attached hereto.

“Encumbrance” means any mortgage, pledge, lien, charge, hypothecation, interest under any pre-sale contract, interest held by any relocated resident, right of set-off or counterclaim, security or other encumbrance, transfer restriction, security agreement or arrangement of any kind, purchase or option agreement or arrangement, subordination agreement or arrangement, and agreements to create or effect any of the foregoing.

“Government Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, government-owned or controlled company or business or other instrumentality of any government (including the government of the PRC and any other relevant jurisdiction).

“Governmental Approvals” means any approvals, licenses, permits, certificates or authorizations issued by or filings or registrations made with any Government Entities.

“HKIAC” is defined in Section 8.6(c).

“Hong Kong Dollars” or “HK$” means Hong Kong Dollar, the lawful currency of Hong Kong.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

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“Liabilities” means, with respect to any Person, liabilities owing by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Material Adverse Effect” means any event or occurrence which has, or is reasonably likely to have, a material adverse effect on (i) the business, operations, property, condition (financial or otherwise) or prospects of the Company; (ii) the ability of Seller to perform any of the Transaction Documents to which it is a party; or (iii) the legality, validity, enforceability or performance of any of the Transaction Documents.

“Organizational Documents” means, with respect to any Person, (i) its certificate of incorporation, certificate of registration, certificate of approval, registry of members or other similar organizational document; (ii) its memorandum and articles of association, by-laws, limited partnership agreement or other similar document; (iii) if applicable, its joint venture contract, any shareholder rights agreement or other similar agreement; and (iv) various registration certificates issued by the relevant Government Entities.

“Person” means an individual, firm, corporation (including a business trust), joint stock company, trust, limited liability company, partnership, unincorporated association, joint venture or other entity.

“Personal Guarantee” means the deed of guarantee to be issued by Mr. Allan Yap, holder of Canadian passport numbered BA679167, in respect of all the obligations of Seller under this Agreement and the Tax Service Agreement.

“PRC” or “China” means the People’s Republic of China (excluding, for purposes of this Agreement, Hong Kong, Macau and Taiwan).

“RMB” means Renminbi Yuan, the lawful currency of the PRC.

“RMB Exchange Rate” means the middle exchange rate of RMB against US Dollar published by the PRC State Administration of Foreign Exchange (or if not published by the PRC State Administration of Foreign Exchange, the People’s Bank of China) on the date of determination in accordance with this Agreement.

“Seller Indemnified Party” is defined in Section 7.2.

“Seller Indemnifier” is defined in Section 7.1.

“Seller Liabilities” is defined in Section 7.6.

“Tax Agent” means PricewaterhouseCoopers Consultants (Shenzhen) Limited - Beijing Branch.

“Tax Service Agreement” means a Tax Service Agreement to be entered into among Seller, Buyer and the Tax Agent in the form set forth in Exhibit B.

“Taxes” means any national, provincial or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or any other type of tax, levy, assessment, custom duty or charge imposed by any Government Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any loss or tax liability incurred in connection with the determination, settlement or litigation of any liability arising therefrom.

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“Transactions” is defined in Section 2.1.

“Transaction Documents” means this Agreement, the Tax Service Agreement, the Corporate Guarantee, the Personal Guarantee and any other document agreed to be designated as such by the Parties.

“Transfer Documents” means the bought and sold notes and instrument of transfer in respect of the Sale Share (in the form set forth in Exhibit C) in favor of Buyer.

“U.S. Dollars” or “US$” means United States Dollar, the lawful currency of the United States of America.

1.2 Interpretation. In this Agreement, unless otherwise indicated:

(a) the headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement;

(b) each reference to, and the definition of, any document shall be deemed to refer to such document as it may be amended from time to time in accordance with its terms;

(c) all time and dates in this Agreement shall be Hong Kong time and dates except where otherwise stated;

(d) each reference to a law or Governmental Approval shall be deemed to refer to such law or Governmental Approval as the same may be amended from time to time;

(e) any reference to a Person (including a Party) in any capacity includes a reference to its permitted successors and permitted assigns in such capacity and, in the case of any Government Entity, any Person succeeding to any of its functions and capacities;

(f) defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

(g) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”;

(h) references herein to Sections (or SECTIONS), Exhibits and Schedules are sections of and exhibits and schedules to this Agreement; and

(i) wherever a period of time is referred to, the day upon which that period commences shall be the day after the day from which such period is expressed to run, or the day after the day upon which the event occurs which causes the period to start running.

SECTION 2. SALE AND PURCHASE; ASSIGNMENT

2.1 Sale and Purchase; Assignment. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase and accept from Seller, and Seller agrees to sell and assign to Buyer, the Sale Share and the Shareholder Loan, free and clear of any Encumbrances. The sale and purchase of the Sale Share and the assignment of the Shareholder Loan are herein referred to as the “Transactions”.

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2.2 Consideration. The “Consideration” for the Transactions shall be the sum of the purchase price of the Sale Share and the purchase price of the Shareholder Loan computed as follows:

(a) the purchase price of the Sale Share shall be HK$1.00; and

(b) the purchase price of the Shareholder Loan shall be the U.S. Dollars equivalent of RMB600,000,000, as determined based on the RMB Exchange Rate published on the Business Day immediately prior to the Closing Date.

2.3 Closing.

(a) The closing of the Transactions (the “Closing”) shall take place on a date (the “Closing Date”) within 15 Business Days after the date hereof or such other date and time as may be mutually agreed by the Parties in writing. Upon Closing, Buyer shall assume and hold all rights and interests in, and Seller shall cease to hold any interest in and shall have relinquished all rights and claims with respect to, the Sale Share and the Shareholder Loan.

(b) On the Closing Date, Buyer shall pay or cause to be paid (i) the U.S. Dollars equivalent of RMB40,000,000 by wire transfer to a bank account of the Tax Agent pursuant to the Tax Service Agreement (it being acknowledged that such transfer, while made to the Tax Agent, will be deemed to have been made to Seller for payment of the Consideration by Buyer) and (ii) the U.S. Dollars equivalent of RMB560,000,000 by wire transfer to the following bank account of Seller, as determined based on the RMB Exchange Rate published on the Business Day immediately prior to the Closing Date:

Account No.:	019-595-9-208643-5

Account Bank:	Bank of China (Hong Kong) Limited

SWIFT Code:	BKCHHKHH

Bank Address:	Connaught Road Central Branch, 13-14 Connaught Road Central Hong Kong

(c) On the Closing Date, Seller shall deliver to Buyer a cashier’s check drawn in favor of the Government of the Hong Kong Special Administrative Region in an amount equal to 50% of the total amount of the stamp duty (excluding any penalty for late stamping if such late stamping is due to reasons attributable to Seller) payable on the transfer of the Sale Share under the Stamp Duty Ordinance in respect of the instrument of transfer and the bought and sold notes.

2.4 Closing Deliveries. At Closing, Seller shall deliver or cause to be delivered to Buyer the documents listed in Part A of Schedule 2.4, all in form and substance reasonably satisfactory to Buyer, and Buyer shall deliver or cause to be delivered to Seller the documents listed in Part B of Schedule 2.4, all in form and substance reasonably satisfactory to Seller. Neither Party shall be obligated to complete the Transactions or perform any obligations under this Section 2.4 unless the other Party complies fully with its obligations under Part A or Part B, as the case may be, of Schedule 2.4 hereof.

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2.5 Non-compliance in Closing. If Seller or Buyer, as the case may be, is unable to deliver or cause to be delivered to the other Party the documents listed under Part A or Part B of Schedule 2.4 on the Closing Date or if Seller or Buyer, as the case may be, has right to terminate this Agreement pursuant to Section 6.1, so long as it is not in default hereunder itself, Seller or Buyer, as the case may be, may:

(a) defer Closing to a date not later than the 30th Business Day after the date hereof;

(b) proceed with Closing so far as practicable; or

(c) terminate this Agreement,

without prejudice, in each case, to its rights (whether under this Agreement generally or under this Section) to the extent that the other Party has not complied with its obligations hereunder.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER

In consideration of the obligation of Buyer to pay for the Sale Share and the Shareholder Loan and in addition to such other representations and warranties by it as may be contained elsewhere in this Agreement, any other Transaction Document or any other document to be executed in connection herewith or therewith, Seller hereby represents and warrants to Buyer that the representations and warranties set out in Schedule 3 are true and correct on the date hereof and on the Closing Date.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, in addition to such other representations and warranties by it as may be contained elsewhere in this Agreement, any other Transaction Document or any other document to be executed in connection herewith or therewith, that each of the following representations and warranties are true and correct on the date hereof and on the Closing Date:

4.1 Status. It is an entity duly incorporated and validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate or similar power to own, lease and operate its properties and assets and carry on its business as it is being conducted.

4.2 Power and Authority. It has all requisite corporate or other similar power and authority to enter into and perform, and has taken all necessary action to authorize the entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated thereunder.

4.3 Authorizations. All authorizations and consents required in connection with its entry into or performance, and the validity and enforceability of, its obligations under the Transaction Documents to which it is a party and the transactions contemplated thereunder have been obtained or effected (as appropriate) and are in full force and effect.

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4.4 Legal Validity. Each Transaction Document to which it is a party constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to any limitations resulting from laws of administrations, liquidation, insolvency, reorganization or similar laws of general application affecting creditor’s rights and general principles of equity.

SECTION 5. COVENANTS OF SELLER; CONDUCT OF BUSINESS

Seller hereby makes the following covenants and undertakings for the benefit of Buyer:

5.1 Conduct of Business. From the date hereof until the Closing Date, Seller shall comply with the covenants set forth in Schedule 5.1.

5.2 Notices of Certain Events. From the date hereof to the Closing Date, Seller shall as soon as practicable notify, or cause to be notified to, Buyer of:

(a) any changes, events or circumstances which at any time, individually or in the aggregate, have had or could reasonably be expected to result in any representation or warranty of Seller under this Agreement or any other Transaction Document being inaccurate in any material respect with reference to the facts and circumstances in existence at such time;

(b) any notice or other communication from any Person alleging that its consent or approval is or may be required in connection with the Transactions;

(c) any notice or other communication from any Government Entity in connection with the Transactions; and

(d) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting Seller.

SECTION 6. TERMINATION

6.1 Termination Events. This Agreement may be terminated and the Transactions may be abandoned at any time prior to Closing:

(a) by mutual written consent of the Parties;

(b) by Buyer upon written notice to Seller if there has been a material breach by Seller of any of its representations and warranties or any of its agreements or obligations set forth herein or any other Transaction Document and such breach has not been cured within five Business Days after the notice thereof from Buyer to Seller; or

(c) by Seller upon written notice to Buyer if there has been a material breach by Buyer of any of its representations and warranties or any of its agreements or obligations set forth herein or any other Transaction Document and such breach has not been cured within five Business Days after the notice thereof from Seller to Buyer, without prejudice, in the case of paragraph (b) or (c) above, to the rights of Seller or Buyer, as the case may be, to defer Closing in accordance with Section 2.5(a) of this Agreement.

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6.2 Consequences. If this Agreement is terminated pursuant to Section 6.1 or Section 2.5(c), this Agreement shall have no further force and effect and no further liability on the part of either Party, except for any liability or damages resulting from, arising under or in connection with a Party’s breach of or default under this Agreement prior to the date of such termination, provided that this Section 6.2, Section 7 and Sections 8.5, 8.6, 8.9, 8.11 and 8.12 shall remain in full force and effect and survive the termination of this Agreement.

SECTION 7. INDEMNITY; OTHER REMEDIES AND CONFIDENTIALITY

7.1 Seller Indemnity. Seller (in such capacity, the “Seller Indemnifier”) undertakes with Buyer that it shall hold Buyer, its Affiliates and their respective directors, officers, employees, agents and representatives (each an “Buyer Indemnified Party”) fully and effectually indemnified from and against any and all losses, liabilities, costs, claims, charges, actions, proceedings, damages, expenses, demands or penalties which they (or any of them) may incur or which may be made against them (or any of them) as a result of or arising out of, or in relation to, any misrepresentation or alleged misrepresentation or any breach or alleged breach of any of the representations, warranties or undertakings of or by it contained in this Agreement. Such indemnity shall extend to include all charges and expenses which any of the Buyer Indemnified Parties may pay or incur in investigating, disputing or defending any claim or action or other proceedings in respect of which the relevant Seller Indemnifier is or may be liable to indemnify under this Section 7.1 and all charges and expenses that are the subject of this indemnity shall be reimbursed by the relevant Seller Indemnifier on demand from the relevant Buyer Indemnified Parties.

7.2 Buyer Indemnity. Buyer (in such capacity, the “Buyer Indemnifier”) undertakes with Seller that it shall hold Seller, its Affiliates and their respective directors, officers, employees, agents and representatives (each an “Seller Indemnified Party”) fully and effectually indemnified from and against any and all losses, liabilities, costs, claims, charges, actions, proceedings, damages, expenses, demands or penalties which they (or any of them) may incur or which may be made against them (or any of them) as a result of or arising out of, or in relation to, any misrepresentation or alleged misrepresentation or any breach or alleged breach of any of the representations, warranties or undertakings of or by it contained in this Agreement. Such indemnity shall extend to include all charges and expenses which any of the Seller Indemnified Parties may pay or incur in investigating, disputing or defending any claim or action or other proceedings in respect of which the relevant Buyer Indemnifier is or may be liable to indemnify under this Section 7.2 and all charges and expenses that are the subject of this indemnity shall be reimbursed by the relevant Buyer Indemnifier on demand from the relevant Seller Indemnified Parties.

7.3 Conduct of Defense. If any action, proceeding, claim or demand shall be brought or asserted against a Buyer Indemnified Party or Seller Indemnified Party (as the case may be) or any of them in respect of which the relevant Seller Indemnifier or Buyer Indemnifier (as the case may be) is or may be liable to indemnify as herein provided, any such Buyer Indemnified Party or Seller Indemnified Party (as the case may be) shall promptly notify such Seller Indemnifier or Buyer Indemnifier (as the case may be) in writing, and shall employ such legal advisers as such Buyer Indemnified Party or Seller Indemnified Party (as the case may be) may select, except that failure to provide such notice shall not relieve the relevant Indemnifier of its obligations hereunder unless such Seller Indemnifier or Buyer Indemnifier (as the case may be) is materially prejudiced thereby.

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7.4 Not Exclusive Remedy. This Section 7 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of any other remedies for the breach of or misrepresentation under this Agreement or any other Transaction Documents.

7.5 Survival. The representations and warranties contained in or made pursuant to this Agreement, and the indemnification obligations contained in this Section 7 with respect thereto, shall survive for a period of two (2) years after the Closing Date.

7.6 Limitation on Liabilities of Seller. Notwithstanding any other provisions contained in this Agreement, the Liabilities of Seller in respect of any breach of the representations and warranties, covenants, agreements, undertakings or obligations of Seller contained in this Agreement or any other Transaction Document to which Seller is a party (the “Seller Liabilities”) shall be limited as provided in this Section 7.6 (for the avoidance of doubt, the Liabilities of Seller other than the Seller Liabilities (including Liabilities resulting from fraud) shall not be limited by this Section 7.6):

(a) Seller shall have no Seller Liabilities unless Buyer shall have given written notice to Seller prior to the date falling twenty-four (24) months after the Closing Date in respect of any such liabilities giving reasonable details thereof, and any such liabilities shall (if not previously satisfied, settled or withdrawn) be deemed to have been waived at the expiration of six (6) months after such twenty-four (24) month period unless proceedings in respect thereof shall then have been commenced against Seller;

(b) Seller shall have no Seller Liabilities:

(i) if such liabilities would not have arisen but for actions voluntarily done or omitted to be done (other than pursuant to a legally binding requirement or commitment) by Buyer or the Company after Closing; or

(ii) to the extent that such liabilities arise or are increased solely as a result of an increase in rates of tax made or due to change of tax laws, rules or legislations, in each case after Closing with retrospective effect;

(c) no Seller Liabilities shall attach to Seller unless the cumulative and aggregate amount thereof (including the reasonable costs and expenses incurred in ascertaining the existence or the amount thereof) exceeds RMB500,000 or its equivalent, in which case Seller shall be liable for the full amount thereof subject as otherwise provided in this Section 7.6;

(d) the maximum aggregate amount of the Seller Liabilities shall not exceed RMB600,000,000 or its equivalent; and

(e) Buyer shall promptly reimburse to Seller an amount equal to any sum paid by Seller in respect of any Seller Liability which is subsequently recovered or paid to Buyer, the Company or Zhongce, as the case may be, by any third party.

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7.7 Confidentiality.

(a) Each Party shall keep confidential, and shall cause its directors, officers, employees and representatives to keep confidential, non-public information of the other Party and of the terms and conditions hereof and of any Transaction Document (the “Confidential Information”); provided that a Party may disclose the Confidential Information (i) to the extent required by applicable law so long as, where such disclosure is to a Government Entity, such Party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed, (ii) to the extent required by the rules of any stock exchange, except that the disclosing Party shall consult with the other Party with respect to the contents and form of such disclosure prior to any such disclosure, (iii) to its Affiliates and its Affiliates’ officers, directors, employees and professional advisors on an as-needed basis so long as such Party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof, (iv) to its representatives, agents or any Person otherwise providing substantial debt or equity financing to such Party on an as-needed basis so long as such Party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof and obtains an undertaking from such Person to keep the disclosed information confidential on the same terms of this Section 7.7, and (v) in the case of Buyer, to any Person, its shareholders and partners, that enter into bona fide negotiations to acquire Buyer or Buyer’s interest in the Company so long as such Persons have agreed to maintain the confidentiality of the Confidential Information.

(b) For the avoidance of doubt, the Confidential Information does not include information that (i) was already in the possession of the receiving Party before such disclosure by the disclosing Party; (ii) is or becomes available to the public other than as a result of disclosure by the receiving Party or its directors, officers, employees and representatives in violation of this Section 7.7; or (iii) is or becomes available to the receiving Party from a third party not known by the receiving Party to be in breach of any legal or contractual obligation not to disclose such information to it.

(c) Notwithstanding anything express or implied to the contrary, each Party (and each employee, representative or other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure.

(d) The confidentiality obligations contained in this Section 7.7 shall survive two years after termination hereof.

SECTION 8. MISCELLANEOUS

8.1 Binding Effect; Assignment. This Agreement shall be binding upon and shall be enforceable by each Party, its successors and permitted assigns. No Party may assign any of its rights or transfer any of its obligations hereunder without the prior written consent of the other Party.

8.2 Further Assurance. Each Party shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other Party may reasonably request to give effect to the terms and intent of this Agreement.

8.3 Fees and Expenses. Each of the Parties shall pay its own costs relating to the negotiation, preparation, execution and performance by it of the Transaction Documents and of any documents incidental thereto.

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8.4 Taxes; Stamp Duties.

(a) All income-based Taxes required to be paid under applicable PRC tax laws in connection with the transfer of the Zhongce Equity Interest pursuant to the Zhongce Transfer Agreement shall be paid by Seller (up to an amount equal to RMB40,000,000 or its equivalent) and by Buyer (for amount in excess of RMB40,000,000 or its equivalent) in the manner set forth under the Tax Service Agreement. Each of Buyer and Seller hereby agrees to procure that the Tax Agent shall execute and deliver to the Parties the Tax Service Agreement on or immediately after the Closing Date.

(b) Except for the income-based Taxes provided in paragraph (a) above, all transfer fees, registration fees or similar duties or any other Taxes required to be paid in connection with the Transactions hereunder shall be paid by Buyer and Seller in accordance with the applicable laws.

(c) Any stamp duty payable on the sale and purchase of the Sale Share and the assignment of the Shareholder Loan (if required) shall be borne by Seller and Buyer in equal shares.

8.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong.

8.6 Dispute Resolution.

(a) The Parties will attempt in good faith to resolve any and all disputes arising out of or relating to this Agreement through friendly consultations.

(b) If a dispute is not resolved through friendly consultations within 30 days from the date a Party gives the other Party written notice of the dispute, then a Party may submit the dispute to arbitration exclusively.

(c) The arbitration shall be conducted in Hong Kong under the UNCITRAL Arbitration Rules in force at the time of the initiation of the arbitration. The arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the time of the initiation of the arbitration. There shall be three arbitrators. Each Party shall nominate one arbitrator within 20 days after the delivery of the arbitration notice to the other Party. Both arbitrators shall agree on the third arbitrator within 20 days of their appointment. Should either Party fail to appoint an arbitrator or should the two arbitrators fail to reach agreement on the third arbitrator within the time limits set forth herein, such arbitrator shall be appointed by the Secretary General of the HKIAC. The arbitration shall be conducted in the English language.

(d) The arbitrators shall decide any dispute submitted by the Parties strictly in accordance with the substantive law of Hong Kong and shall not apply any other substantive law.

(e) Each Party shall cooperate with the others in making full disclosure of and providing complete access to all information and documents reasonably requested by the others in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such Party.

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(f) The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(g) When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(h) The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(i) Either Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

8.7 Language. This Agreement has been executed in English.

8.8 Amendments. This Agreement may be amended only by the Parties in writing.

8.9 Notices. All notices, demands, requests or other communications which may be or are required to be given, served or sent to a Party pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile, email or courier, addressed as follows:

(a)	if to Buyer:

	Address:	c/o CITIC PE Advisors (Hong Kong) Limited Suite 606, 6/F, One Pacific Place 88 Queensway Hong Kong
	Fax:	852-3798 0096

	Attention:	Ms. Cindy Chan

(b)	if to Seller

	Address:	25/F, Paul Y. Centre 51 Hung To Road Kwun Tong Kowloon, Hong Kong
	Fax:	852-2810 6982

	Attention:	Board of Directors

In the absence of evidence of earlier receipt, notice shall be deemed to be received:

(a) in the case of the notice left at the address of the addressee, upon delivery at the address;

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(b) in the case of a posted letter, on the day such letter is recorded as having been delivered to the relevant delivery address of the recipient;

(c) in the case of notice sent by facsimile at the time of completion of transmission by the sender which must be evidenced by a “transmission ok” report generated by the sender’s facsimile machine; and,

(d) in the case of notice by email at the time of completion of transmission by the sender which must be evidenced by written confirmation indicating that the email has been successfully delivered to the recipient’s email together with the confirmation by facsimile of the same as stated above within 12 hours of the transmission of an email.

A notice received or deemed to be received in accordance with the provisions above on a day which is not a Business Day, or after 6pm on a Business Day, according to local time in the place of receipt, shall be deemed to be received on the next following Business Day.

Each Party may designate by notice in writing a new address or fax number to which any notice, demand or communication may thereafter be so given, served or sent. All notice or communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

8.10 Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior written or oral understandings or agreements.

8.11 Severability. If any provision of this Agreement shall be held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

8.12 Remedies Cumulative. The rights and remedies available under this Agreement or otherwise available shall be cumulative of all other rights and remedies and may be exercised successively.

8.13 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.14 No Agency or Partnership. Nothing contained herein will create or result in any partnership or agency relationship between the Parties.

8.15 Set-off. Whenever under this Agreement or any other related agreement or contract binding on the Parties any sum of money shall be recoverable from or payable by one Party hereto to the other Party, the same amount may be deducted from any sum then due or which at any time thereafter may become due to the paying Party from the receiving Party under this Agreement or any other related agreement or contract between the paying Party and the receiving Party.

13

8.16 Process Agent. Each of Seller and Buyer hereby irrevocably appoints the person set opposite its name below (each, a “Process Agent”) as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process (collectively, the “Legal Documents”) in Hong Kong. Such service of the Legal Documents on the appointing party shall be deemed completed on delivery to its Process Agent or, if sent by registered post to the address set out below or last known address of its Process Agent, on the second Business Day after posting or, if there is a letter box for the aforesaid or last known address of its Process Agent, upon inserting the Legal Documents through the letter box (whether or not it is forwarded to and received by the appointing party). In the event that its Process Agent cannot continue to act as such, the appointing party shall forthwith appoint another agent in Hong Kong for the same purposes and notify such appointment to the other party in writing:

	Name of Process Agent	Address

Seller	Hanny Holdings Limited	25/F., Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong

Buyer	CITIC PE Advisors (Hong Kong) Limited	Suite 606, 6/F, One Pacific Place 88 Queensway, Hong Kong

[Remainder of the page intentionally left blank; signatures to follow]

14

IN WITNESS WHEREOF, this Agreement has been executed and has been delivered on the first date written above.

Seller

CHINA ENTERPRISES LIMITED

For and on behalf of
CHINA ENTERPRISES LIMITED

By:	/s/ Allan Yap

Authorized Signature(s)
	Name:	Allan Yap
	Title:	Director

Buyer
For and on behalf of
CZ TIRE HOLDINGS LIMITED

By:	/s/ Yibing Wu		signed on 19 November 2011

	Name:	Yibing Wu
	Title:	Director

EXHIBIT A

FORM OF DEED OF ASSIGNMENT

THIS DEED OF ASSIGNMENT is made on [            ], 2011.

AMONG

CHINA ENTERPRISES LIMITED, a company incorporated under the laws of Bermuda (“Assignor”);

CZ TIRE HOLDINGS LIMITED, a company incorporated under the laws of the British Virgin Islands (“Assignee”); and

CHINA TIRE ENTERPRISES LIMITED, a company incorporated under the laws of Hong Kong (“Debtor”).

WHEREAS:

(A)	As at the date of this Deed, a loan in the principal amount of RMB600,000,000 is owing by Debtor to Assignor (the “Shareholder Loan”). The Shareholders Loan is unsecured and interest free.

(B)	By a share purchase and loan assignment agreement dated [ ], 2011 (the “Agreement”) between Assignor and Assignee, Assignor has agreed to, inter alia, sell and assign and Assignee has agreed to purchase and accept an assignment from Assignor the full right, title, benefit and interest of Assignor in and to the Shareholder Loan on the terms and conditions of the Agreement and this Deed.

(C)	It is a requirement under the Agreement that upon the Closing of the Agreement this Deed be delivered.

NOW THIS DEED WITNESSETH as follows:

1.	In this Deed, unless the context requires otherwise:

(a)	words and expressions defined and other rules of interpretation used or set out in the Agreement have the same meanings and application; and

(b)	references to the Agreement shall be construed as references to the Agreement as amended or supplemented from time to time.

2.	In consideration of the payment of US Dollars equivalent of RMB600,000,00 by Assignee to Assignor pursuant to the Agreement, Assignor as legal and beneficial owner hereby unconditionally and irrevocably assigns unto Assignee all of its right, title, benefit and interest in and to the Shareholder Loan free from any Encumbrance.

3.	Assignor hereby covenants with Assignee immediately on receipt to pay to Assignee any payments or other money which may be received by Assignor from Debtor in respect of the Shareholder Loan on or after the Closing and until such payment to hold the same on trust for Assignee.

Exhibit A - 1

4.	All payments made by Debtor to Assignee under this Deed shall be made gross, free of any rights of counterclaim or set-off and without any deductions or withholdings (including Taxation) of any nature.

5.	(a)	Debtor hereby irrevocably acknowledges and consents to the assignment of the Shareholder Loan by Assignor to Assignee under this Deed, and further irrevocably acknowledges and confirms that as from the date hereof, the Shareholder Loan is owed to Assignee and Assignee is entitled at any time and from time to time at its discretion to require repayment of all or part of the Shareholder Loan.

	(b)	Debtor further undertakes to Assignee that it will henceforth make all payments of the Shareholder Loan and discharge all its liabilities and obligations in respect thereof to Assignee directly instead of to Assignor.

6.	Assignor and Debtor hereby jointly and severally represent and warrant to Assignee that the information set out in the Recitals hereto is true and correct.

7.	Assignor hereby represents and warrants to Assignee that Assignor has power to assign and transfer the Shareholder Loan to Assignee in the manner herein set out.

8.	Each party hereto undertakes to the other parties that it will do all such things and execute all such documents as may be necessary or desirable to carry into effect or to give legal effect to the provisions of this Deed.

9.	This Deed shall be binding on and enure for the benefit of each party’s successors and permitted assignees.

10.	The provisions in Section 8 of the Agreement shall apply mutatis mutandis to this Deed.

[The remainder of this page is intentionally left blank]

Exhibit A - 2

IN WITNESS whereof this Deed has been duly executed under seal on the date first above written.

EXECUTED and DELIVERED as a deed	)
By CHINA ENTERPRISES LIMITED	)
in the presence of:	)

EXECUTED and DELIVERED as a deed	)

By CZ TIRE HOLDINGS LIMITED	)

in the presence of:	)

EXECUTED and DELIVERED as a deed	)
By CHINA TIRE ENTERPRISES LIMITED	)
in the presence of:	)

Exhibit A - 3

EXHIBIT B

FORM OF TAX SERVICE AGREEMENT

Exhibit B

26/F Office Tower A
Beijing Fortune Plaza
7 Dongsanhuan Zhong Road
Chaoyang District
Beijing 100020, PRC
Telephone +86 (10) 6533 8888
Facsimile +86 (10) 6533 8800
Private and Confidential	pwccn.com

Mr. Yin Qi

Senior Investment Manager

CITIC PE Advisors (Hong Kong) Limited

Suite 606, One Pacific Place,

Admiralty, Hong Kong S.A.R.

             2011

Dear Mr. Yin Qi,

Tax Service Agreement

PRC Corporate Income Tax Filing Services

PricewaterhouseCoopers Consultants (Shenzhen) Limited – Beijing Branch (“PricewaterhouseCoopers” or “we”) is writing to summarise the services we will render in assisting an offshore company owned in part by an offshore fund (“the CITIC PE Fund”) managed by CITIC Private Equity Fund Management Co., Ltd. (“the Buyer” or “you”) and China Enterprises Limited (“the Seller” or “you”) to comply with the PRC Corporate Income Tax (“CIT”) filing obligations in relation to the equity transfer transaction between the Buyer and the Seller. This Engagement Letter, together with our appended Terms of Business (ToB v1.0 (CN)), forms the Contract between us, summarises the scope of the services we will perform and confirms the responsibilities both you and we will assume in relation to the services under this Contract (“the Services”). Please refer to the Terms of Business for the definitions of the capitalised terms used in this letter.

The terms of this Contract apply to the Services provided on or after the acceptance of this Contract. The Contract will continue in full force and effect until the delivery and acceptance of the deliverables unless terminated in accordance with our Terms of Business.

The Services

Background

We understand that the Seller is a company established in Bermuda. It currently owns 26% interest in a joint venture company in the PRC (“the Target”) and 100% of an SPV company established in Hong Kong with paid-in capital of HK$1.00 (“the HK SPV”). The Buyer is jointly owned by the CITIC PE Fund and another party, which will indirectly acquire from the Seller the 26% equity interest in the Target. The contemplated transaction steps are as follows (Please refer to Chart 1 which is an illustration of the transaction steps):-

(1)	First Transfer: The Seller will first transfer its 26% interest in the Target to its HK SPV for a price equal to the US$ equivalent to RMB600 million. Thus, the HK SPV will become a new shareholder of the Target;

Mr. Yin Qi

CITIC PE Advisors (Hong Kong) Limited

             2011

(2)	Second Transfer: The Seller will then transfer 100% of the HK SPV to the Buyer for a price equal to US$ equivalent to RMB600 million.

Upon completion of the second transfer, the Buyer will hold the 26% interest in the Target through the HK SPV.

(Chart 1: Transaction Steps)

(2)

Mr. Yin Qi

CITIC PE Advisors (Hong Kong) Limited

             2011

Payments for the First and the Second Transfers will be as follows:

(i) the HK SPV will not make any payment to the Seller upon completion of the first transfer and therefore will owe a debt to the Seller equal to US$ equivalent to RMB600 million; and

(ii) for the second transfer, the Buyer will pay US$ equivalent to RMB600 million (subject to the tax deduction discussed below) to the Seller to receive all the issued share capital of the HK SPV and be assigned the debt owed by the HK SPV to the Seller equal to the US$ equivalent to RMB600 million.

Upon completion of the second step, the HK SPV will have paid-in capital equal to HK$1.00 and will owe a debt to the Buyer equal to the US$ equivalent to RMB600 million.

The PRC tax implications arising from the above two transfers are as follows:-

First Transfer: PRC CIT Implications for the Seller’s Equity Transfer

In the First Transfer, since the equity being transferred by the Seller is less than the prescribed proportion, i.e. 75%, of the total equity of the Target, the Seller is not qualified to opt for the special tax treatment provided by Circular Caishui [2009] No. 59 (“Circular 59”). As such, the Seller should recognize the gain/loss from the transfer of the equity interest in the Target at fair market value for PRC CIT purpose when the transaction takes place. In the absence of a withholding agent, the Seller should perform CIT filing and settle the relevant tax payable with the applicable local tax bureau of the Target within 7 days from the date of the equity transfer as stipulated in the contract / agreement (if the Seller receives the transfer income earlier than such date, the Seller should file and settle the CIT within 7 days from the date when the payment is actually received).

We understand that you have agreed to the following arrangements for the First Transfer:

1. an amount in US$ equivalent to RMB40 million will be deducted from the purchase price for the Second Transfer for payment of PRC CIT in connection with the First Transfer (“the Deducted Amount”);

2. the Buyer will be responsible for any additional PRC CIT in connection with the First Transfer (“the Additional Amount”);

3. the Buyer and the Seller wish to engage us as tax agent to provide assistance to both parties in fulfilling the relevant PRC CIT compliance requirements in relation to the First Transfer; and

4. the Buyer will wire the Deducted Amount and the Additional Amount to a designated account so that we can make required tax payment on behalf of the Seller and the Buyer.

(3)

Mr. Yin Qi

CITIC PE Advisors (Hong Kong) Limited

             2011

Second Transfer: Overseas Indirect Equity Transfer

According to Circular [2009] No. 698 (“Circular 698”), in a typical scenario of overseas indirect transfer, a Non-TRE (i.e. Tax Resident Enterprise) transfers its equity in an overseas SPV company (which in turn holds a Chinese investee company) to another Non-TRE outside China. For such an indirect equity transfer, the transferor should be obliged to report the indirect transfer to the Chinese local-level tax bureau in charge of the Chinese investee company within 30 days upon the transfer, provided that the SPV is located in a foreign tax jurisdiction with an effective tax rate of less than 12.5% or where no tax will be levied on the foreign income of its TRE. This reporting obligation is to help Chinese tax authorities to detect the “suspicious” indirect transfer with the purpose for tax avoidance.

Judging from its fact pattern, the Second Transfer would be perceived as a typical indirect equity transfer under the provisions of Circular 698. Thus, the Seller should fulfill the reporting obligations to the local-level Chinese tax authorities in charge of the Target.

The Seller and the Buyer wish to engage us as tax agent to provide assistance in its fulfilling of the reporting obligations for the indirect equity transfer in the second transaction step.

Service Scope

Our service scope will be as follows:-

Part I

For First Transfer: CIT Filing and Tax Settlement for Equity Transfer by the Seller

•	Estimate the CIT liabilities for the Seller in the First Transfer in accordance with the provisions in Circular 59 and based on the information and materials provide to us;

•	Provide a PRC trust bank account to the Buyer;

•	Preparation of CIT returns and other supporting documents as required by the local-level Chinese tax authorities of the Target which will be submitted for tax filing purpose subject to the review and approval by the Buyer;

•	Business trip to the local-level Chinese tax authorities in charge of the Target for submission of the CIT returns and the supporting documents on behalf of the Seller. Also, discussion with the tax authorities regarding the equity transfer on behalf of the Seller and assistance in responding to the queries from the tax authorities regarding the submitted documents. Assistance in preparation of additional documents according to the requirement of the tax authorities. Provision of advice as necessary in relation to any contentious matters;

•	Upon obtaining consensus from the tax authorities regarding the CIT return, informing both the Seller and the Buyer so that the Buyer will remit the relevant funds to our designated PRC trust bank account for tax settlement;

•	Business trip to the local-level Chinese tax authorities in charge of the Target for tax settlement on behalf of the Seller.

•	Where we act as paying agent or otherwise assist in making payment of the CIT liabilities, such payment will not be able to be made until the necessary funds have been received in full into the designated PRC bank account that is used to make such payments and any failure to ensure that funds are received in full into that designated PRC bank account may result in the imposition of additional tax and penalties for late payment. We will not be liable for any additional tax or penalties which arise as a result of such failure. We agree that you are entitled to any interest calculated on a daily basis according to the prevailing demand deposit interest rate promulgated by People’s Bank of China and based on the RMB balance (The tax advance payment made in foreign currency will be converted into RMB with the prevailing exchange rate as of the day on which the payment was received) as of each day arising in respect of all funds held by us on your behalf in respect of the CIT liabilities. The relevant bank charges and other cost associated with maintaining the designated PRC bank account and remitting the accumulated interest to you will be deducted from the total amount of interest.

(4)

Mr. Yin Qi

CITIC PE Advisors (Hong Kong) Limited

             2011

•	Upon completion of CIT payment, provision of assistance in obtaining the Tax Payment Receipt. Also, provision to both the Seller and the Buyer a photocopy of the complete set of the CIT filing documentation for safekeeping.

Part II

For Second Transfer: Indirect Equity Transfer Reporting

We will assist the Buyer in fulfilling the reporting obligations for the indirect equity transfer with the local-level Chinese tax authorities in charge of the Target in accordance with the compliance requirement of Circular 698. Specifically, we will:-

•	Provision of assistance in the preparation of the following requisite documents and information to be submitted to the local-level Chinese tax authorities:-

•	Equity transfer contract / agreement;

•	Documents illustrating the relationship between the Seller and the HK SPV being transferred in respect of financing, operation, sales and purchase, etc.;

•	Documents illustrating the operation, personnel, finance and properties of the HK SPV;

•	Documents illustrating the relationship between the HK SPV and the Target in respect of financing, operation, sales and purchase, etc.;

•	Documents illustrating the reasonable commercial purpose of the Seller in setting up the HK SPV.

•	Business trip to the local-level Chinese tax authorities in charge of the Target for submission of the above documents on behalf of the Seller. On behalf of the Seller, discussion with the tax authorities regarding the indirect transfer on behalf of the Seller and assistance in responding to the queries from the tax authorities regarding the submitted documents. Assistance in preparation of additional documents according to the requirement of the tax authorities. Provision of advice as necessary in relation to any contentious matters.

Deliverables

The deliverables under this engagement will include the following:-

Part I

For First Transfer: CIT Filing and Tax Settlement for Equity Transfer by the Seller

1.	CIT calculation schedules and tax returns;

2.	CIT Tax Payment Receipt

(5)

Mr. Yin Qi

CITIC PE Advisors (Hong Kong) Limited

             2011

Part II

For Second Transfer: Indirect Equity Transfer Reporting

1.	Letter to the local-level Chinese tax authorities in charge of the Target introducing the indirect equity transfer details and presenting the tax position that the equity transfer should not generate any taxable proceeds from the PRC CIT perspective.

We will prepare tax returns and other related documents in the language in which they are required to be filed. You agree that you will review, approve and where necessary sign these documents and that you will be responsible for the positions taken by the company and for the underlying company information. For your convenience, we will translate these documents (or extracts thereof) into English, but you should not rely exclusively on our translation for the purposes of discharging your responsibility for the positions taken and the underlying company information.

Exclusions

We accept no responsibility to inform you of changes in the law, regulations, standards or interpretations after we have provided the Services.

Unless separately agreed between you and us tax compliance services and tax consulting services other than those detailed above are not included in this Contract.

Staffing

The Services will be provided and co-ordinated by Oliver Kang, the Engagement Partner and Scott Qian, the Engagement Manager and other staff as appropriate.

Client Contact

You have designated Mr. Yin Qi to be our primary contacts when delivering the Services as a person with the knowledge, experience and ability to make decisions in relation to the Services and our recommendations.

Auditor Independence

If we are no longer permitted to provide the Services to you because of auditor independence regulations, we reserve the right to vary our engagement letter with your agreement to ensure that such regulations are not breached or, where necessary, to terminate this Contract.

Conflicts of Interest

We provide a wide range of services for a large number of clients and may provide services to companies and organisations which you might regard as giving rise to a conflict of interest.

Whilst we have established procedures to identify such situations, we cannot be certain that we will identify ail conflicts that exist or may develop, in part because we cannot always anticipate what a company might perceive to be a conflict.

(6)

Mr. Yin Qi

CITIC PE Advisors (Hong Kong) Limited

             2011

You undertake to notify us of any conflicts relating to the services we provide, of which you are or become aware.

Fees and Payment

Our fees will be calculated in accordance with clause 6 of our Terms of Business and will be invoiced after we have provided the Services. We will send our invoices to the Buyer c/o Mr. Yin Qi of the CITIC PE Advisors (Hong Kong) Limited.

Our service fees are denominated and are payable in RMB. Our service fees will be RMB300,000. In addition to our fees, we will also charge telephone, local travel (taxis, etc) and document handling (photocopying, printing, fax and courier, etc) expenses in connection with our services separately. We understand that the Buyer and the Seller have agreed that all of our services fees and expenses should be borne by the Buyer and the Seller in equal shares.

Under the PRC law, business tax is payable on the gross amount of all billings (including expenses) with respect to services rendered within the PRC. In addition, an urban construction and maintenance tax together with an education surcharge are payable based on the amount of business tax paid. These taxes/surcharges represent 5.82% of the total billing and will be included in the debit note issued to the Buyer c/o Mr. Yin Qi of CITIC PE Advisors (Hong Kong) Limited. The Buyer and the Seller have agreed to settle the debit note in full.

Our fees as set out above relate only to work we carry out in respect of the tax returns and tax filings which are the subject of this Engagement Letter. The detailed scope and fee cost of any other work we agree to carry out for you, whether in relation to general consulting matters or specific projects or matters (including assistance in dealing with any subsequent tax audit or other in-depth examination of any of the tax returns and tax filings which are the subject of this engagement) will be the subject of separate written agreement between us.

Terms of Business

Our Terms of Business are attached to this Engagement Letter. Please read these terms carefully and let us know if you would like to discuss any aspect before you agree to them.

Clause 9 sets out important restrictions on our potential liability, including the circumstance of our being held to be in breach of obligations, in contract or tort. It is reasonable that we agree at the outset the maximum amount of our potential liability provided that such limitation is not unfair. You and we agree that this represents your and our joint judgement of the extent to which it is reasonable for us to bear liability in connection with this engagement. You and we agree that this maximum amount is fair in view of the scope and size of the Services and the risks we assume in carrying out the Services compared to the fees we will receive. It is agreed that the aggregate limit of our liability for the purpose of clause 9.1 will be limited to the fee payable for the portion of Services or work giving rise to the liability.

(7)

Mr. Yin Qi

CITIC PE Advisors (Hong Kong) Limited

             2011

Acknowledgement and Acceptance

If these terms and arrangements are satisfactory and in accordance with your understanding of what is expected from us, please arrange to have both copies of this letter signed and return one copy to us.

Yours sincerely,

For and on behalf of PricewaterhouseCoopers Consultants (Shenzhen) Limited – Beijing Branch

Name:	Oliver Kang
Title:	Partner

Enclosure

Acknowledgement & Acceptance

On behalf of CZ Tire Holdings Limited, I fully accept the terms of the Contract and warrant that I have the authority to sign this Contract on behalf of CZ Tire Holdings Limited.

Signed

Printed Name	YIBING WU

Position	Director

Date

On behalf of China Enterprises Limited, I fully accept the terms of the Contract and warrant that I have the authority to sign this Contract on behalf of China Enterprises Limited.

Signed

Printed Name	ALLAN YAP

Position	Director

Date

(8)

Terms of Business

Introduction – This document and attached engagement letter (“Engagement Letter”), form the contract (“Contract”) between the client(s) named in the Engagement Letter (“you”) and the PricewaterhouseCoopers entity named in the Engagement Letter (“we” or “us”).

Contents

1	Our services

2	Your responsibilities

3	Confidentiality

4	Intellectual property rights

5	Data protection

6	Fees and payments

7	Subcontractors
(including other PwC Firms)

8	PwC Individuals

9	Liability

10	SEC prohibitions

11	Term and termination

12	Electronic communication

13	General

14	Dispute resolution

1.	Our services

1.1	Scope – We will perform the services described in the Engagement Letter with reasonable skill and care.

1.2	Timetable – We will use our best efforts to meet any specified timetable. However, unless expressly agreed in writing, dates contained in the Engagement Letter or otherwise communicated are indicative dates intended for planning and estimating purposes only.

1.3	Further work – Unless otherwise agreed in writing, any further work we may agree to carry out in connection with the services will be carried out as part of this Contract and will be subject to its terms.

1.4	Oral advice and draft deliverables – You acknowledge that you will not rely on draft deliverables or oral advice issued by us as they may be subject to further work and revisions.

1.5	Services for your benefit – Our services are provided solely for your use for the purpose set out in the Engagement Letter or the relevant deliverable. Except as stated in the Engagement Letter or the relevant deliverable, as required by law, or with our prior written consent, you may not:

(a)	show or provide a deliverable to any third party or include or refer to a deliverable or our name or logo in a public document;

(b)	make any public statement about us or the services.
2.	Your responsibilities

2.1	Generally – You agree to:

(a)	provide us promptly with all information, instructions and access to third parties we reasonably require to perform the services;

(b)	ensure we are permitted to use any third party information or intellectual property rights you require us to use to perform the services.

2.2	Information – You agree to:

(a)	ensure that information provided to us is accurate, complete and not misleading (we will rely on this information to perform the services and will not verify it in any way, except to the extent we have expressly agreed to do so as part of the services);

(b)	alert us to changes to information provided to us;

(c)	let us know if you expect us to use information from other engagements in connection with this one (otherwise, we are not required to use that information and will not be deemed to know it for the purposes of this Contract).

2.3	Interdependence – Our performance depends on you also performing your obligations under this Contract. You agree that we are not liable for any default that arises because you do not fulfil your obligations.

3.	Confidentiality

3.1	Confidential information – We and you agree to use the other’s confidential information only in relation to the services, and not to disclose it, except where required by law or regulation or where requested by a professional body of which we are a member. However, we may give confidential information to other PwC Firms (as defined in clause 7.1 below) or relevant subcontractors as long as they are bound by confidentiality obligations and to the extent it is not prohibited by the applicable law.

3.2	Referring to you and the services – In the event that the relevant project, transaction or engagement is no longer confidential, we may refer to you and the nature of the services we have performed for you when marketing our services, provided we do not disclose your confidential information.

4.	Intellectual property rights

We will own the intellectual property rights in the deliverables and any materials created under this Contract, and you will have a non-exclusive, non-transferable licence to use the deliverables in accordance with clause 1.5.

ToB v1.0 (CN)	Page 1 of 3

5.	Data protection

5.1	Responsibilities acknowledgement – In connection with this engagement, each party provides personal data to the other in accordance with any applicable data protection laws and regulations.

5.2	Personal data – You agree that we may process and transfer your personal data to other PwC Firms and relevant subcontractors (who may be located in other territories) for the purposes of (i) providing the services, (ii) maintaining our operations or client relationship management systems, (iii) quality and risk management reviews, or (iv) providing you with information about us and our range of services.

6.	Fees and payments

6.1	Basis of fees – Fees for the services will be charged on the basis as set out in the Engagement Letter. Where the Engagement Letter does not do so, our fees will reflect time spent and other factors such as complexity, specialist input required and the urgency and inherent risks of the engagement.

6.2	Changes – In the event that the actual time spent on the services is substantially more than expected at the time of signing the Contract, we will mutually agree with you a revised fee.

6.3	Expenses – Unless otherwise stated in the Engagement Letter, all fees are exclusive of expenses and we will charge you expenses such as travel, subsistence, communication and document handling costs (photocopying, printing, fax and courier, etc).

6.4	Taxes – Unless otherwise stated in the Engagement Letter, fees for our services are net of any taxes, including turnover taxes, that are due.

6.5	Invoices and payment – All invoices will be due for payment upon receipt by you. Unless otherwise agreed in writing, the amount billed will be payable regardless of whether or not your project or transaction is completed, or whether our advice is acted upon.

7.	Subcontractors (including other PwC Firms)

7.1	Subcontractors – we may use other PwC Firms (each of which is a separate and independent legal entity) or subcontractors to provide the services. We remain solely responsible for the services. PwC Firms refer to any entity or partnership within the worldwide network of PricewaterhouseCoopers firms and entities (“PwC Firms”).

7.2	No claims against other PwC Firms – You agree not to bring any claim against another PwC Firm in connection with the services. Any PwC Firm who deals with you in connection with the services does so solely on our behalf.
7.3	Benefit of clause 7.2 – Clause 7.2 is for the benefit of other PwC Firms. You agree that each of the other PwC Firms may rely on clause 7.2 as if they were a party to this Contract. Each other PwC Firm that assists in providing the services relies on the protection in clause 7.2 and we accept its benefit on their behalf.

8.	PwC Individuals

No claims against individuals – You agree not to bring any claim against any of (i) our employees or employees of other PwC Firms or (ii) our partners or partners of other PwC Firms (together “PwC Individuals”) personally in connection with the services. This clause is for the benefit of PwC Individuals. Each PwC Individual involved in providing the services relies on the protection in clause 8 and we accept its benefit on their behalf.

9.	Liability

9.1	Liability cap – Our liability for loss or damages arising in relation to the services, as a result of breach of contract, tort or otherwise, is limited to the liability cap set out in the Engagement Letter, except to the extent to which we are finally determined to have engaged in wilful misconduct or fraudulent behaviour. Where no amount is stated, you agree the liability cap is an amount equal to the fees payable by you for the portion of our services or work giving rise to the liability.

9.2	Specific types of loss – To the extent permitted by law we will not be liable for any loss, damages or expenses, not directly caused by our wrongdoing (including loss of profits or revenue, business interruption, loss or corruption of data, loss of business opportunity, or failure to realise anticipated savings or benefits) arising in any way in relation to the services.

9.3	Proportionality – The amount of our liability (if any) shall be limited to that proportion of the total damage, after taking into account the responsibility of all who contribute to your loss.

9.4	Sharing of limit – Where we agree in writing to accept liability to more than one party, the limit on our liability in clause 9.1 will be shared between them, and it is up to those parties how they share it.

9.5	Liability to you alone – We accept no liability to anyone, other than you, in connection with our services, unless otherwise agreed by us in writing. You agree to reimburse us, other PwC Firms, partners, employees and subcontractors for any liability (including legal costs) that we incur in connection with any claim by anyone else in relation to the services. Your obligation to reimburse will not apply to the extent such claim or action is finally determined to have resulted from fraud or wilful misconduct by us, other PwC Firms, partners, employees or subcontractors.

ToB v1.0 (CN)	Page 2 of 3

10.	SEC prohibitions

Nothing in this Contract applies to the extent that it is prohibited by the rules of the US Securities and Exchange Commission.

11.	Term and termination

11.1	Commencement – This Contract will start on the earlier of (i) the date of the Engagement Letter; or (ii) when we begin to perform the services.

11.2	Termination – This Contract may be terminated or suspended by either party by written notice subject to any statutory or regulatory provisions that apply to the services.

11.3	Fees payable on termination – You agree to pay us for all services we perform before termination or suspension.

11.4	Survival – The provisions of this Contract which expressly or by implication are intended to survive its termination or expiry will survive and continue to bind the parties.

12.	Electronic communication

In connection with the services the parties to this Contract may from time to time communicate with each other electronically. However, the electronic transmission of information cannot be guaranteed to be secure or error free and such information could arrive late or incomplete, be intercepted, corrupted, lost, destroyed or otherwise be adversely affected or unsafe to use. Accordingly each party accepts the limitations of electronic communication, and will use reasonable procedures to check for the then most commonly known viruses before sending information electronically.

13.	General

13.1	Performing services for others – Provided we do not disclose your confidential information and we comply with our ethical obligations, you agree that we may perform services for other parties whose interests may conflict or compete with yours.

13.2	Entire agreement – This Contract forms the entire agreement relating to the services. It replaces and supersedes any previous proposals, correspondence, understanding, agreements or other communications whether written or oral.

13.3	Severability – If any clause of this Contract, or part of any clause, is found by a court of competent jurisdiction or other competent authority to be invalid, unlawful or unenforceable, then the clause or part will be severed from the remainder of this Contract, which will continue to be valid and enforceable to the fullest extent permitted by law.
13.4	Conflicting terms – If anything in these terms of business is inconsistent with the Engagement Letter, the Engagement Letter takes precedence.

13.5	Assignment – No party may assign or deal with its rights under this agreement without the other’s prior written consent.

13.6	Matters beyond reasonable control – No party will be liable to another if it fails to meet its obligations due to matters beyond their reasonable control.

14.	Dispute resolution

14.1	Mediation – If a dispute arises, the parties will attempt to resolve it by discussion, negotiation and mediation before commencing legal proceedings.

14.2	Law and jurisdiction – The law of the People’s Republic of China will govern this Contract. Any dispute arising from or in connection with the Contract shall be submitted to China International Economic and Trade Arbitration Commission in Beijing for arbitration which shall be conducted in accordance with the commission’s arbitration rules. The arbitral tribunal shall consist of three arbitrators who shall be appointed in accordance with the commission’s rules. The arbitral award shall be final and binding upon both parties.

ToB v1.0 (CN)	Page 3 of 3

EXHIBIT C

FORM OF TRANSFER DOCUMENTS

Form of Bought and Sold Notes and Instruments of Transfer

BOUGHT NOTE

Name of Seller (Transferor):

Address:

Occupation:

Name of Company in which the Shares are to be transferred: [ ]

Number of Shares:

Consideration Paid:

For and on behalf of

Authorized Signatory
(Transferee)

Dated

—

SOLD NOTE

Name of Buyer (Transferee):

Address:

Occupation:

Name of Company in which the Shares are to be transferred: [ ]

Number of Shares:

Consideration Received:

For and on behalf of

Authorized Signatory
(Transferor)

Dated

Exhibit C - 1

INSTRUMENT OF TRANSFER

[                                         ]

We

of

in consideration of the sum of

paid to us by

being a

of
(hereinafter called “the said Transferee”) do hereby transfer to the said Transferee the following Shares (“the said Shares”):

Number of Shares	Par Value

standing in our name in the Register of [—] to hold unto the said Transferee his Executors, Administrators or Assigns, subject to the several conditions upon which we hold the same at the time of execution hereof. And we the said Transferee do hereby agree to take the said Shares subject to the same conditions.

Witness our hands the              day of

Witness to the signature(s) of the transferor	For and on behalf of
Name
Address	Authorized Signatory
(transferor)

Witness to the signature(s) of the transferee	For and on behalf of
Name
Address	Authorized Signatory
(transferee)

Exhibit C - 2

EXHIBIT D

FORM OF LEGAL OPINION FROM SELLER’S BERMUDA COUNSEL

Exhibit D

[—], 2011

Matter No.: 808499

Doc Ref: JK/ama/360474

Direct Line: (852) 2842 9526

Joanna.Kee@conyersdill.com

CZ Tire Holdings Limited

c/o CITIC PE Advisors (Hong Kong) Limited

Suite 606, 6/FOne Pacific Place

88 Queensway

Hong Kong

Dear Sirs,

Re: China Enterprises Limited (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with:

1.	a tax service agreement dated [—], 2011 signed by the Company as seller and CZ Tire Holdings Limited (the “Buyer”) as buyer in favour of PricewaterhouseCoopers Consultants (Shenzhen) Limited, Beijing Branch, together with the terms of business (ToB v1.0 (CN) (the “Tax Service Agreement”); and

2.	a share purchase and loan assignment agreement (the “Share Purchase and Loan Assignment Agreement”) dated [—], 2011 made between the Company as seller and the Buyer.

For the purposes of giving this opinion, we have examined a copy each of the following documents:

(i)	the signed Tax Service Agreement; and

(ii)	the executed Share Purchase and Loan Assignment Agreement.

The documents listed in items (i) and (ii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the director of the Company on [—], 2011, [minutes of a meeting/written resolutions] of its directors of the Company held on/dated [—], 2011 (the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents; (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us (except to the extent that we expressly opine herein on matters of Bermuda law); (f) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that the Company is entering into the Documents pursuant to its business of investment holding; (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (i) the validity and binding effect under the laws of The Hong Kong Special Administrative Region of The People’s Republic of China (“Hong Kong”) of the Share Purchase and Loan Assignment Agreement which is expressed to be governed by such laws in accordance with its terms; (j) the validity and binding effect under the laws of the People’s Republic of China of the Tax Service Agreement which is expressed to be governed by such laws in accordance with its terms; (k) the validity and binding effect under the laws of Hong Kong of the submission by the Company pursuant to the Share Purchase and Loan Assignment Agreement to arbitration in Hong Kong at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the UNCITRAL Arbitration Rules in force at the time of the initiation of the arbitration; (1) the validity and binding effect under the laws of the People’s Republic of China of the submission by the Company pursuant to the Tax Service Agreement to arbitration in Beijing at the China International Economic and Trade Arbitration Commission (“CIETAC”) in accordance with rules of the CIETAC; (m) that none of the parties to the Documents carries on business from premises in Bermuda, at which it employs staff and pays salaries and other expenses; and (n) that on the date of entering into the Documents the Company is and after entering into the Documents will be able to pay its liabilities as they become due.

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda.

2.	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents. The execution and delivery of the Documents by the Company and the performance by the Company of its obligations thereunder will not violate the memorandum of association or bye-laws of the Company nor any applicable law, regulation, order or decree in Bermuda.

3.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents. The Documents have been duly executed and delivered by or on behalf of the Company, and constitute the valid and binding obligations of the Company in accordance with the terms thereof.

4.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of Bermuda or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Documents, except such as have been duly obtained in accordance with Bermuda law.

5.	It is not necessary or desirable to ensure the enforceability in Bermuda of the Documents that they be registered in any register kept by, or filed with, any governmental authority or regulatory body in Bermuda. However, to the extent that any of the Documents creates a charge over assets of the Company, it may be desirable to ensure the priority in Bermuda of the charge that it be registered in the Register of Charges in accordance with Section 55 of the Companies Act 1981. On registration, to the extent that Bermuda law governs the priority of a charge, such charge will have priority in Bermuda over any unregistered charges, and over any subsequently registered charges, in respect of the assets which are the subject of the charge. A registration fee of $557 will be payable in respect of the registration.

While there is no exhaustive definition of a charge under Bermuda law, a charge includes any interest created in property by way of security (including any mortgage, assignment, pledge, lien or hypothecation). As the Documents are governed by the Foreign Laws, the question of whether they create such an interest in property would be determined under the Foreign Laws.

6.	Based solely on a search of the Register of Charges maintained by the Registrar of Companies pursuant to Section 55 of the Companies Act 1981 conducted at [11:40] a.m. on [15 April], 2011 (which would not reveal details of matters which have been lodged for registration but not actually registered at the time of our search), there are no charges registered on the assets of the Company.

7.	The Documents will not be subject to ad valorem stamp duty in Bermuda and no registration, documentary, recording, transfer or other similar tax, fee or charge is payable in Bermuda in connection with the execution, delivery, filing, registration or performance of the Documents other than as stated in paragraph 5 hereof.

8.	The choice of the laws of Hong Kong and the laws of the People’s Republic of China, as the case may be, as the governing law of the Documents is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda. The submission in the Share Purchase and Loan Assignment Agreement to arbitration in Hong Kong at the HKIAC in accordance with the UNCITRAL Arbitration Rules and the submission in the Tax Service Agreement to arbitration in Beijing at the CIETAC in accordance with the rules of the CIETAC are valid and binding upon the Company.

9.	An award granted pursuant to arbitration proceedings in Hong Kong and conducted in accordance with the UNCITRAL Arbitration Rules against the Company based upon the Share Purchase and Loan Assignment Agreement and an award granted pursuant to arbitration proceedings in Beijing and conducted in accordance with the rules of the CIETAC against the Company based upon the Tax Service Agreement would be enforceable in Bermuda under the Bermuda International Conciliation and Arbitration Act 1993 (which incorporates the Convention on the Recognition and Enforcement of Foreign Arbitral Awards adopted by the United Nations Conference on International Commercial Arbitration on 10th of June, 1958) either by action or by leave of the Supreme Court or a judge thereof, in the same manner as a judgment or order to the same effect, and where leave is so given, judgment may be entered in the terms of the award. Enforcement of an award may be refused if the person against whom it is invoked proves:

(a)	that a party to the arbitration agreement was (under the law applicable to him) under some incapacity; or

(b)	that the arbitration agreement was not valid under the law to which the parties subjected it or, failing any indication thereon, under the law of the country where the award was made; or

(c)	that he was not given proper notice of the appointment of the arbitrator or of the arbitration proceedings or was otherwise unable to present his case; or

(d)	that the award deals with a difference not contemplated by or not falling within the terms of the submission to arbitration or contains decisions on matters beyond the scope of the submission to arbitration; or

(e)	that the composition of the arbitral authority or the arbitral procedure was not in accordance with the agreement of the parties or, failing such agreement, with the law of the country where the arbitration took place; or

(f)	that the award has not yet become binding on the parties, or has been set aside or suspended by a competent authority of the country in which, or under the law of which, it was made.

Enforcement may also be refused if the award is in respect of a matter which is not capable of settlement by arbitration, or if it would be contrary to public policy to enforce the award.

10.	Based solely upon a search of the Cause Book of the Supreme Court of Bermuda conducted at [11:00] a.m. on [15 April], 2011 (which would not reveal details of proceedings which have been filed but not actually entered in the Cause Book at the time of our search), there are no judgments against the Company, nor any legal or governmental proceedings pending in Bermuda to which the Company is subject.

11.	Based solely on a search of the public records in respect of the Company maintained at the offices of the Registrar of Companies at [11:40] a.m. on [15 April], 2011 (which would not reveal details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search) and a search of the Cause Book of the Supreme Court of Bermuda conducted at [11:00] a.m. on [15 April], 2011 (which would not reveal details of proceedings which have been filed but not actually entered in the Cause Book at the time of our search), no details have been lodged of any steps taken in Bermuda for the appointment of a receiver or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of, the Company, though it should be noted that the public files maintained by the Registrar of Companies do not reveal whether a winding-up petition or application to the Court for the appointment of a receiver has been presented and entries in the Cause Book may not specify the nature of the relevant proceedings.

12.	The Buyer will not be deemed to be resident, domiciled or carrying on business in Bermuda by reason only of the execution, performance and/or enforcement of the Documents by the Buyer.

13.	The Buyer has standing to bring an action or proceedings before the appropriate courts in Bermuda for the enforcement of the Documents. It is not necessary or advisable in order for the Buyer to enforce its rights under the Documents, including the exercise of remedies thereunder, that it be licensed, qualified or otherwise entitled to carry on business in Bermuda.

14.	The Company is not entitled to any immunity under the laws of Bermuda, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce the Documents in respect of itself or its property.

Yours faithfully,

Conyers Dill & Pearman

[—], 2011

Matter No.: 808498

Doc Ref: JK/ama/360963

Direct Line: (852) 2842 9526

Joanna.Kee@conyersdill.com

CZ Tire Holdings Limited

c/o CITIC PE Advisors (Hong Kong) Limited

Suite 606, 6/FOne Pacific Place

88 Queensway

Hong Kong

Dear Sirs,

Re: Hanny Holdings Limited (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a deed of guarantee (the “Guarantee”) dated [—], 2011 executed by the Company as guarantor in favour of CZ Tire Holdings Limited (the “Buyer”).

For the purposes of giving this opinion, we have examined a copy each of the following documents:

(i)	the executed Guarantee;

(ii)	the signed tax service agreement dated [—], 2011 signed by China Enterprises Limited (the “Seller”) as seller and the Buyer as buyer in favour of PricewaterhouseCoopers Consultants (Shenzhen) Limited, Beijing Branch, together with the terms of business (ToB v1.0 (CN); and

(iii)	the executed share purchase and loan assignment agreement dated [—], 2011 made between the Seller as seller and the Buyer.

The documents listed in items (i) through (iii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the director of the Company on [—], 2011, [minutes of a meeting/written resolutions of its directors of the Company held on/dated [—], 2011 (the “Resolutions”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents; (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us except to the extent that we expressly opine herein on matters of Bermuda law; (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that the Company is entering into the Documents pursuant to its business of investment holding; (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (i) the validity and binding effect under the laws of The Hong Kong Special Administrative Region of The People’s Republic of China (“Hong Kong”) (the “Foreign Laws”) of the Guarantee which is expressed to be governed by such Foreign Laws in accordance with its terms; (j) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Guarantee to the jurisdiction of the courts of Hong Kong (the “Foreign Courts”); (k) that none of the parties to the Documents carries on business from premises in Bermuda, at which it employs staff and pays salaries and other expenses; and (l) that on the date of entering into the Documents the Company is and after entering into the Documents will be able to pay its liabilities as they become due.

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company or which purposes to grant exclusive jurisdiction to any courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda.

2.	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Guarantee. The execution and delivery of the Guarantee by the Company and the performance by the Company of its obligations thereunder will not violate the memorandum of association or bye-laws of the Company nor any applicable law, regulation, order or decree in Bermuda.

3.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Guarantee. The Guarantee has been duly executed and delivered by or on behalf of the Company, and constitutes the valid and binding obligations of the Company in accordance with the terms thereof.

4.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of Bermuda or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Guarantee, except such as have been duly obtained in accordance with Bermuda law.

5.	It is not necessary or desirable to ensure the enforceability in Bermuda of the Guarantee that it be registered in any register kept by, or filed with, any governmental authority or regulatory body in Bermuda. However, to the extent that the Guarantee creates a charge over assets of the Company, it may be desirable to ensure the priority in Bermuda of the charge that it be registered in the Register of Charges in accordance with Section 55 of the Companies Act 1981. On registration, to the extent that Bermuda law governs the priority of a charge, such charge will have priority in Bermuda over any unregistered charges, and over any subsequently registered charges, in respect of the assets which are the subject of the charge. A registration fee of $557 will be payable in respect of the registration.

While there is no exhaustive definition of a charge under Bermuda law, a charge includes any interest created in property by way of security (including any mortgage, assignment, pledge, lien or hypothecation). As the Guarantee is governed by the Foreign Laws, the question of whether it creates such an interest in property would be determined under the Foreign Laws.

6.	The Guarantee will not be subject to ad valorem stamp duty in Bermuda.

7.	The choice of the Foreign Laws as the governing law of the Guarantee is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda. The submission in the Guarantee to the jurisdiction of the Foreign Courts is valid and binding upon the Company.

8.	The courts of Bermuda would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against the Company based upon the Guarantee under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of Bermuda; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of Bermuda; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and (f) there is due compliance with the correct procedures under the laws of Bermuda.

9.	Based solely upon a search of the Cause Book of the Supreme Court of Bermuda conducted at [10:50] a.m. on [21 April], 2011 (which would not reveal details of proceedings which have been filed but not actually entered in the Cause Book at the time of our search), there are no judgments against the Company, nor any legal or governmental proceedings pending in Bermuda to which the Company is subject.

10.	Based solely on a search of the public records in respect of the Company maintained at the offices of the Registrar of Companies at [11:12] a.m. on [21 April], 2011 (which would not reveal details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search) and a search of the Cause Book of the Supreme Court of Bermuda conducted at [10:50] a.m. on [21 April], 2011 (which would not reveal details of proceedings which have been filed but not actually entered in the Cause Book at the time of our search), no details have been lodged of any steps taken in Bermuda for the appointment of a receiver or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of, the Company, though it should be noted that the public files maintained by the Registrar of Companies do not reveal whether a winding-up petition or application to the Court for the appointment of a receiver has been presented and entries in the Cause Book may not specify the nature of the relevant proceedings.

11.	The Buyer will not be deemed to be resident, domiciled or carrying on business in Bermuda by reason only of the execution, performance and/or enforcement of the Guarantee by the Buyer.

12.	The Buyer has standing to bring an action or proceedings before the appropriate courts in Bermuda for the enforcement of the Guarantee. It is not necessary or advisable in order for the Buyer to enforce its rights under the Guarantee, including the exercise of remedies thereunder, that it be licensed, qualified or otherwise entitled to carry on business in Bermuda.

13.	The Company is not entitled to any immunity under the laws of Bermuda, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce the Guarantee in respect of itself or its property.

Yours faithfully,

Conyers Dill & Pearman

EXHIBIT E

FORM OF LEGAL OPINION FROM SELLER’S HONG KONG COUNSEL

Exhibit E

[On the letterhead of KL Gates]

CZ Tire Holdings Limited

c/o CITIC PE Advisors (Hong Kong) Limited

Suite 606, 6/F, One Pacific Place

88 Queensway

Hong Kong

Dear Sirs,

Re:	China Tire Enterprises Limited -
Sale and purchase of the entire issued share capital of China Tire Enterprises Limited

We have acted as legal advisers to China Enterprises Limited (the “Company”) as to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the sale and purchase of the entire issued share capital of China Tire Enterprises Limited (“China Tire”) pursuant to the Share Purchase and Loan Assignment Agreement (as defined below).

For the purposes of rendering this opinion, we have only examined the following documents (The documents listed in items (a) to (c) collectively referred to as the “Documents”):

(a)	a copy of the share purchase and loan assignment agreement dated [*] entered into between the Company as seller and CZ Tire Holdings Limited as buyer in relation to the sale and purchase of the entire issued share capital of and shareholder’s loan due and owing by China Tire Enterprises Limited (the “Share Purchase and Loan Assignment Agreement”);

(b)	a copy of the deed of guarantee dated [*] issued by Hanny Holdings Limited as guarantor, in respect of all obligations of the Company under the Share Purchase and Loan Assignment Agreement and the Tax Service Agreement (the “Deed of Guarantee”).

On [*], we carried out search of China Tire at the Hong Kong Companies Registry (the “Company Search”).

We have also carried out and relied on the winding-up searches conducted at the Official Receiver’s office of Hong Kong against Chine Tire on [*] (the “Official Receiver Search”). It is, however, possible that matters which should be revealed by such searches are not yet revealed. For example, it is possible that a winding up order or appointment of a receiver may have been made, or a winding-up petition may have been issued, without notice thereof having yet been filed.

On [*], we have conducted a search of the records of the Registry of the High Court of Hong Kong against China Tire (the “High Court Search”).

We have not carried out any other searches or enquiries.

The opinion given in this letter relates only to Hong Kong law as applied by the Hong Kong courts as of the date of this letter. We express no opinion on the laws of any other jurisdiction.

The opinion given in this letter is given on the basis of the assumptions set out in the schedule to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraphs 1 to 3 below and do not extend to any other matters.

Based upon and subject to the foregoing and the assumptions and reservations listed in the schedule hereto, we are of the opinion that:

1.	China Tire has been duly incorporated with limited liability and registered as company limited by shares under the Companies Ordinance (Chapter 32) in Hong Kong. In addition, we note that:

(i)	the Company Search revealed no orders or resolutions for the winding up of China Tire and no notices of appointment in respect of China Tire of a liquidator or receiver; and

(ii)	the Official Receiver Search revealed that no petitions for the winding up of China Tire have been presented;

2.	the choice of Hong Kong law as the governing law of each Document expressed to be governed by Hong Kong law is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Hong Kong except where the choice of laws involves laws which the Hong Kong court considers to be procedural in nature;

3.	save as set out in the results of the High Court Search, we are not aware of any actions, suits or proceedings before the High Court of Hong Kong against China Tire as at the date of the High Court.

This opinion is addressed only to you, solely for your benefit. It is not to be transmitted to any other person, nor is it to be relied upon by any other person, firm or entity or for any other purpose without our prior written consent.

Yours faithfully,

K&L GATES

SCHEDULE 1

Assumptions

In giving this opinion we have made the following assumptions:

1.	DOCUMENTATION AND PARTIES

(a)	All signatures, stamps and seals are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)	Each party to the Documents has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Documents to which it is a party.

(c)	Each party to the Documents has duly executed and delivered the Documents.

(e)	The results of the searches conducted as set out in this letter shall remain unchanged.

(f)	The obligations of the Company under the Documents will be subject to any laws from time to time in effect relating to bankruptcy or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights and may also be the subject of a statutory limitation of the time within which proceedings may be brought.

2.	OTHER DOCUMENTS

There is no other agreement, instrument or other arrangement between any of the parties to any of the Documents which modifies or supersedes any of the Documents.

3.	MISCELLANEOUS

(a)	The term “enforceable” as used in this letter means that the obligation is of a type and form which a court of Hong Kong enforces. It is not to be taken as meaning or implying that the obligation can necessarily be enforced in accordance with its terms in all circumstances by or against a particular party or that any particular remedy will be available.

(b)	We assume that no foreign law affects the conclusions stated above. We assume, in particular, that:

(i)	so far as the laws of Bermuda are concerned, the Documents constitute legally binding, valid and enforceable obligation of the Company. In this regard we have relied on the legal opinion provided by Conyers Dill and Pearman dated [—]; and

SCHEDULE 2

Reservations

The opinions in this letter are subject to the following reservations:

1.	ENFORCEMENT OF ENGLISH JUDGMENTS BY HONG KONG COURTS

As there is a lack of enforcement facilities in England for judgments from Hong Kong, the relevant legislation in Hong Kong, namely, the Judgments (Facilities for Enforcement) Ordinance (Chapter 9 of the Laws of Hong Kong) (the “Relevant Ordinance”) has in turn ceased to apply to judgments granted by the English courts by virtue of the failure to satisfy the reciprocity requirement of section 2(A)(2)(b) of the Interpretation and General Clauses Ordinance (Chapter 1 of the Laws of Hong Kong). In a press notice issued by the Lord Chancellor’s Department of the United Kingdom on 10 November 1997, it was stated that:

“From 1 July 1997 judgments from the courts of the Hong Kong Special Administrative Region (HKSAR) of the People’s Republic of China brought to the United Kingdom for enforcement are being enforced pursuant to the principles established under common law.

…

Following this development United Kingdom judgments were no longer enforceable in the HKSAR under the Judgments (Facilities for Enforcement) Ordinance. A judgment creditor of a UK judgment seeking to enforce a UK judgment in the HKSAR should now do so by suing on the judgment itself under the common law, which continues to be practised in Hong Kong. The HKSAR also has its own Order 14 procedure, similar to that in this country.”

It should be noted that the press notice does not have the force of law nor is the Lord Chancellor’s Department empowered to interpret the law of Hong Kong. However, even if the provisions of the Relevant Ordinance are no longer effective, a judgment obtained in England may still be enforced by suing on the judgment itself under the common law in the Hong Kong courts so long as:

(a)	such English judgment is not in breach of the provisions of the Foreign Judgments (Restriction on Recognition and Enforcement) Ordinance (Chapter 46 of the Laws of Hong Kong);

(b)	such English judgment is for a definite sum of money other than a sum payable in respect of taxes or penalties;

(c)	such English judgment is final and conclusive;

(d)	the defendant in the English proceedings was resident, present or (if corporate) carrying on business in England or submitted or agreed to submit to the jurisdiction of the English courts;

(e)	such English judgment was not obtained by fraud or obtained in proceedings which were contrary to natural justice; and

(f)	such English judgment is not contrary to public policy in Hong Kong.

2.	APPLICATION OF FOREIGN LAW

(a)	It is uncertain whether the parties can agree in advance the governing law of claims connected with the contract but which are not claims arising out of the contract, such as a claim in tort.

(b)	A Hong Kong court may not apply English law if such law is not pleaded and proved or if to do so would be contrary to public policy or mandatory rules of Hong Kong law.

(c)	The Hong Kong courts may dismiss proceedings, or decline to allow proceedings to continue before them, on the basis of lack of jurisdiction, the forum non convenient doctrine and/or other principles of conflict of laws.

(d)	For a choice of law to be bona fide it must be genuine, not capricious and not a mere pretence; however, as regards the legality of the choice of law, the general principle is that Hong Kong law will not apply to a contract expressly subject to some other system of law unless the provisions of the contract are in breach of an overriding Hong Kong statue (i.e. one which must be applied regardless of the normal rules of conflict of laws).

3.	OTHER LIMITATIONS

(a)	There is some possibility that a Hong Kong court would hold that a judgment on any Document, whether given in an English or Hong Kong court or elsewhere, would supersede that Document so that any obligations relating to the payment of interest after judgment or any currency indemnities would not be held to survive judgment.

(b)	A Hong Kong court may in its discretion decline to give effect to any indemnity for legal costs incurred by an unsuccessful litigant.

(c)	The obligations of the parties to the Documents may be limited by bankruptcy, insolvency, liquidation, moratorium, compromise, arrangement, reorganisation, reconstruction or similar laws of general application affecting creditors’ rights and by limitation of action by the effluxion of time.

(d)	A search at the Hong Kong Companies Registry is not capable of revealing conclusively whether or not a winding up petition has been presented and/or a notice of a winding up order made or resolution passed or a receiver appointed or an administration order made since notice of winding-up or administration order made or winding-up resolution passed or notice of appointment of receiver may not be filed at the Hong Kong Companies Registry immediately.

4.	REUNIFICATION OF HONG KONG WITH THE PRC

We would also observe without limitation that:

(a)	Hong Kong became a special administration region of the People’s Republic of China (“HKSAR”) at midnight on 30 June 1997. The laws of Hong Kong in force at 30 June 1997 will be applied in HKSAR only insofar as they are not declared by the courts in Hong Kong or by the Standing Committee of the National People’s Congress (the “Standing Committee”) to contravene the Basic Law of the HKSAR (the “Basic Law”). Whilst the Basic Law does not appear to us to contain any provision which would be contravened by any rule of Hong Kong law which is relevant to the opinions expressed herein, this is a matter for determination by the Hong Kong courts and, ultimately, by the Standing Committee and we cannot comment upon or predict how they will act. In addition, there is the possibility that the validity of the Provisional Legislature of the HKSAR and all laws passed following the appointment of the Provisional Legislature of the HKSAR on 1 July 1997 may be challenged in the courts of Hong Kong. We cannot comment upon or predict how the courts of Hong Kong will view such a challenge or the effect that a successful challenge would have on the Provisional Legislature of the HKSAR and the laws passed by that body; and

(b)	on 23 February 1997, the Standing Committee adopted a decision (the “Decision”) on the treatment of laws previously enforced in Hong Kong. Under paragraph 1 of the Decision, the Standing Committee decided (as translated by us) that “the laws previously in force in Hong Kong, which include the common law, rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law, are to be adopted as the laws of the HKSAR”. Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and subsidiary legislation set out in Annex 1 to the Decision “which are in contravention of the Basic Law” are not to be adopted as the laws of the HKSAR. One of the ordinances set out in that Annex is the Application of English Law Ordinance (Cap. 88) (the “English Law Ordinance”). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. We have assumed that (although this is a matter of interpretation by the courts of the HKSAR and ultimately by the Standing Committee) the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, is to repeal the English Law Ordinance prospectively and that the common law and rules of equity of England which applied in Hong Kong on 30 June 1997 continue to apply, subject to their subsequent independent development which will rest primarily with the courts of the HKSAR which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases.

EXHIBIT F

FORM OF CLOSING CERTIFICATE

[                                         ]

            , 2011

Ladies and Gentlemen,

Reference is hereby made to the Share Purchase and Loan Assignment Agreement dated [            ], 2011 (the “Share Purchase and Loan Assignment Agreement”) between you and us. Capitalized terms used herein but not defined shall have the meaning ascribed to them in the Share Purchase and Loan Assignment Agreement.

The undersigned hereby certifies that:

1.	The representations and warranties of Seller contained or referred to in each Transaction Document to which it is a party are true and correct on the date hereof as though made at the date hereof unless otherwise stated therein.

2.	Seller has performed all agreements and obligations contained in the Transaction Documents to which it is a party which are required to be performed on or before the date hereof.

Director	Director

Exhibit G

EXHIBIT G

FORM OF CORPORATE GUARANTEE

Exhibit G

DEED OF GUARANTEE

[            ], 2011

CZ Tire Holdings Limited

c/o CITIC PE Advisors (Hong Kong) Limited

Suite 606, 6/F, One Pacific Place

88 Queensway

Hong Kong

Fax: 852-3798 0096

Dear Sirs,

This Deed of Guarantee (this “Guarantee”) is entered into by us as a deed for the benefit of CZ Tire Holdings Limited (“Buyer”) in connection with (i) the Share Purchase and Loan Assignment Agreement dated [            ], 2011 between Buyer and China Enterprises Limited (‘“Seller”) and (ii) the Tax Service Agreement dated [            ], 2011 among Buyer, Seller and PricewaterhouseCoopers Consultants (Shenzhen) Limited - Beijing Branch (together, the “Guaranteed Documents”).

1.	Guarantee. In consideration of Buyer agreeing to enter into the Guaranteed Documents, we, Hanny Holdings Limited, a company organized under the laws of Bermuda and an indirect holder of 28.95% of the outstanding capital stock of Seller (the “Guarantor”) hereby unconditionally and irrevocably guarantee to Buyer as primary obligor and not merely as surety the due and punctual payment by Seller of all its obligations and indemnities under or pursuant to the Guaranteed Documents (the “Obligations”). The liability of the Guarantor as aforesaid shall not be released or diminished by any arrangements or alterations of the terms of any Guaranteed Document or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

2.	Indemnity. Without prejudice to the guarantee contained in paragraph 1, the Guarantor unconditionally and irrevocably undertakes, as a separate, additional and continuing obligation, to indemnify Buyer on demand against all losses, liabilities, damages, costs and expenses whatsoever arising out of any failure by Seller to duly and punctually perform and observe any of its Obligations under the Guaranteed Documents. This indemnity shall remain in effect notwithstanding that the guarantee under paragraph 1 may cease to be valid or enforceable against the Guarantor for any reason whatsoever.

3.	Demands. Demands may be made by Buyer under this Guarantee from time to time and may be enforced irrespective of whether any steps or proceedings are or will be taken against Seller or any other person to recover any loss, liability, damage, cost or expense claimed under this Guarantee. Demands shall be made in writing and left or sent by post or facsimile to the Guarantor’s address or facsimile number given herein or such other address or facsimile number as it notifies in writing to Buyer.

Address:	25/F, Paul Y. Centre
51 Hung To Road
Kwun Tong
Kowloon, Hong Kong

Fax: 852-2810 6982

Attention: Board of Directors

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4.	Enforcement. The Guarantor hereby undertakes to indemnify Buyer forthwith upon demand against all costs, charges and expenses (including legal fees on a full indemnity basis and all other out of pocket expenses) incurred in relation to or arising out of the enforcement or attempted enforcement of this Guarantee and/or any default or breach on the part of the Guarantor under this Guarantee.

5.	Payments. All sums payable by the Guarantor hereunder shall be paid in full in United States dollars to such account of Buyer as Buyer may advise the Guarantor without set-off, counterclaim or any restriction or condition or any deduction for or on account of any present or future taxes, duties or other charges or withholdings.

6.	Continuing Security. This Guarantee is a continuing guarantee and shall continue to remain valid and effective until all Obligations of Seller have been fully performed in accordance with the Guaranteed Documents. This Guarantee is in addition to, and independent of, any other guarantee or security or other remedy now or at any time hereafter held by Buyer.

7.	Claims against Seller. The Guarantor waives all rights of subrogation, indemnity and contribution against Seller and agrees not to claim any set-off or counterclaim against Seller or to claim or prove in competition with Buyer in the liquidation or bankruptcy of any of the same or to have the benefit of any share in any other guarantee or security now or hereafter held by Buyer until Buyer has received all monies, obligations and liabilities actual or contingent now or hereafter due, owing or incurred to it from or by Seller under the Guaranteed Documents. The Guarantor has not taken any security from Seller in respect of its liability under this Guarantee and agrees not to do so until Buyer receives all monies payable to it under this Guarantee. Any security taken by the Guarantor in breach of this provision and all monies received pursuant thereto shall be held on trust for Buyer as security for the liability of the Guarantor hereunder.

8.	Liability Unconditional. The liabilities of the Guarantor under this Guarantee shall not be affected or discharged by:

(a)	the granting of any time or indulgence to Seller or any other person or any act or omission of Buyer or any other person which, but for this provision, would or might discharge the Guarantor;

(b)	the amendment of any of the terms or conditions of any Guaranteed Document;

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(c)	the insolvency or liquidation or any incapacity, disability or limitation, or any change in the constitution, ownership or status of, Seller or the Guarantor or any other person; or

(d)	any other guarantee or other security being held by or available to Buyer or any right or remedy of Buyer against Seller or any other person being or becoming void, voidable or unenforceable or by Buyer at any time exercising, enforcing, releasing or waiving (or refraining from exercising, enforcing, releasing or waiving) any of the same or any power, right or remedy Buyer may now or hereafter have from or against Seller or any other person.

9.	Representations and Warranties. The Guarantor hereby represents and warrants as follows:

(a)	it is a company duly incorporated with limited liability and validly existing under the laws of Bermuda;

(b)	it has full power, authority and legal right to enter into and engage in the transactions contemplated by this Guarantee and has taken or obtained all necessary corporate and other action to authorize the execution and performance of this Guarantee;

(c)	this Guarantee constitutes its legal, valid and binding obligations;

(d)	neither the execution of this Guarantee nor the performance by the Guarantor of any of its obligations or the exercise of any of its rights hereunder conflicts with or results in a breach of any law, regulation, judgment, order, agreement or obligation applicable to it or exceeds any limitation placed on it or the powers of its directors or results in the creation of or obliges the Guarantor to create a security in respect of any of its properties; and

(e)	all authorizations required from any governmental or other authority or from any shareholders or creditors of the Guarantor for or in connection with the execution, validity and performance of this Guarantee have been obtained and are in full force and effect.

10.	Currency and Other Indemnities. No payment to Buyer shall discharge the Guarantor unless it is received in full in the currency in which it is payable. If any such payment is received in a different currency, Buyer shall have a separate cause of action against the Guarantor for the amount of the shortfall following actual conversion of such payment into the currency in which the liability is payable.

11.	No Waiver. No failure or delay by Buyer in exercising any power, right or remedy hereunder shall impair any of the same or operate as a waiver thereof.

12.	Severability. If at any time any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction and the legality, validity and enforceability of the remaining provisions of this Guarantee, shall not be affected or impaired thereby.

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13.	Successors and Assigns. The expressions “Guarantor”, “Seller” and “Buyer” shall where the context permits include their respective successors and permitted assigns and any persons deriving title under them.

14.	Counterparts. This Guarantee may be executed in any number of counterparts each of which, when executed and delivered, shall constitute an original but all the counterparts shall together constitute the same document.

15.	Limitations on Liabilities. Notwithstanding anything contrary contained herein, the Guarantor’s liability under this Guarantee shall be limited to the lower of (i) 28.95% of all the claims, losses, damages, costs and expenses arising from or in connection with the Obligations and (ii) 4.9% of the average closing price of the Guarantor’s shares as quoted on The Stock Exchange of Hong Kong Limited for the five consecutive trading days immediately preceding the date hereof multiplied by all the issued shares of the Guarantor as at the date hereof (the “Market Capitalisation”). The maximum amount of all claims made pursuant to and all liabilities of the Guarantor under this Deed (whether by way of indemnity or costs or otherwise) shall not exceed 4.9% of the Market Capitalisation.

16.	Law and Jurisdiction. This Guarantee and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong. Any claim, dispute or matter arising under, out of or in connection with this Guarantee shall be subject to the exclusive jurisdiction of the Hong Kong courts. The Guarantor hereby irrevocably submits to the exclusive jurisdiction of the Hong Kong courts. The Guarantor hereby irrevocably consents to any process in any proceedings anywhere being serviced by mailing a copy by registered airmail post to it. Nothing herein shall affect Buyer’s right to serve process in any other manner permitted by applicable law.

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IN WITNESS whereof this Deed of Guarantee was executed and is intended to be and is hereby delivered on the day and year first above written.

SIGNED, SEALED AND	)
DELIVERED BY	)
)
)
)
)
in the presence of	)

The terms and conditions of this Guarantee are hereby confirmed and accepted.

CZ Tire Holdings Limited

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EXHIBIT H

FORM OF PERSONAL GUARANTEE

Exhibit H

DEED OF GUARANTEE

[            ], 2011

CZ Tire Holdings Limited

c/o CITIC PE Advisors (Hong Kong) Limited

Suite 606, 6/F, One Pacific Place

88 Queensway

Hong Kong

Fax: 852-3798 0096

Dear Sirs,

This Deed of Guarantee (this “Guarantee”) is entered into by me as a deed for the benefit of CZ Tire Holdings Limited (“Buyer”) in connection with (i) the Share Purchase and Loan Assignment Agreement dated [            ], 2011 between Buyer and China Enterprises Limited (“Seller”) and (ii) the Tax Service Agreement dated [            ], 2011 among Buyer, Seller and PricewaterhouseCoopers Consultants (Shenzhen) Limited - Beijing Branch (together, the “Guaranteed Documents”).

1.	Guarantee. In consideration of Buyer agreeing to enter into the Guaranteed Documents, I, Allan Yap, holder of Canadian passport numbered [—] (the “Guarantor”) hereby unconditionally and irrevocably guarantee to Buyer as primary obligor and not merely as surety the due and punctual payment by Seller of all its obligations and indemnities under or pursuant to the Guaranteed Documents (the “Obligations”). The liability of the Guarantor as aforesaid shall not be released or diminished by any arrangements or alterations of the terms of any Guaranteed Document or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

2.	Indemnity. Without prejudice to the guarantee contained in paragraph 1, the Guarantor unconditionally and irrevocably undertakes, as a separate, additional and continuing obligation, to indemnify Buyer on demand against all losses, liabilities, damages, costs and expenses whatsoever arising out of any failure by Seller to duly and punctually perform and observe any of its Obligations under the Guaranteed Documents. This indemnity shall remain in effect notwithstanding that the guarantee under paragraph 1 may cease to be valid or enforceable against the Guarantor for any reason whatsoever.

3.	Demands. Demands may be made by Buyer under this Guarantee from time to time and may be enforced irrespective of whether any steps or proceedings are or will be taken against Seller or any other person to recover any loss, liability, damage, cost or expense claimed under this Guarantee. Demands shall be made in writing and left or sent by post or facsimile to the Guarantor’s address or facsimile number given herein or such other address or facsimile number as it notifies in writing to Buyer.

Address: 25/F., Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong

Fax: 852-2810 6982

Attention: Mr. Allan Yap

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4.	Enforcement. The Guarantor hereby undertakes to indemnity Buyer forthwith upon demand against all costs, charges and expenses (including legal fees on a full indemnity basis and all other out of pocket expenses) incurred in relation to or arising out of the enforcement or attempted enforcement of this Guarantee and/or any default or breach on the part of the Guarantor under this Guarantee.

5.	Payments. All sums payable by the Guarantor hereunder shall be paid in full in United States dollars to such account of Buyer as Buyer may advise the Guarantor without set-off, counterclaim or any restriction or condition or any deduction for or on account of any present or future taxes, duties or other charges or withholdings.

6.	Continuing Security. This Guarantee is a continuing guarantee and shall continue to remain valid and effective until all Obligations of Seller have been fully performed in accordance with the Guaranteed Documents. This Guarantee is in addition to, and independent of, any other guarantee or security or other remedy now or at any time hereafter held by Buyer.

7.	Claims against Seller. The Guarantor waives all rights of subrogation, indemnity and contribution against Seller and agrees not to claim any set-off or counterclaim against Seller or to claim or prove in competition with Buyer in the liquidation or bankruptcy of any of the same or to have the benefit of any share in any other guarantee or security now or hereafter held by Buyer until Buyer has received all monies, obligations and liabilities actual or contingent now or hereafter due, owing or incurred to it from or by Seller under the Guaranteed Documents. The Guarantor has not taken any security from Seller in respect of its liability under this Guarantee and agrees not to do so until Buyer receives all monies payable to it under this Guarantee. Any security taken by the Guarantor in breach of this provision and all monies received pursuant thereto shall be held on trust for Buyer as security for the liability of the Guarantor hereunder.

8.	Liability Unconditional. The liabilities of the Guarantor under this Guarantee shall not be affected or discharged by:

(a)	the granting of any time or indulgence to Seller or any other person or any act or omission of Buyer or any other person which, but for this provision, would or might discharge the Guarantor;

(b)	the amendment of any of the terms or conditions of any Guaranteed Document;

(c)	the insolvency or liquidation or any incapacity, disability or limitation, or any change in the constitution, ownership or status of, Seller or the Guarantor or any other person; or

2

(d)	any other guarantee or other security being held by or available to Buyer or any right or remedy of Buyer against Seller or any other person being or becoming void, voidable or unenforceable or by Buyer at any time exercising, enforcing, releasing or waiving (or refraining from exercising, enforcing, releasing or waiving) any of the same or any power, right or remedy Buyer may now or hereafter have from or against Seller or any other person.

9.	Representations and Warranties. The Guarantor hereby represents and warrants as follows:

(a)	he has full power, authority and legal right to enter into and engage in the transactions contemplated by this Guarantee and has obtained all necessary consent to authorize the execution and performance of this Guarantee;

(b)	this Guarantee constitutes his legal, valid and binding obligations;

(d)	neither the execution of this Guarantee nor the performance by the Guarantor of any of his obligations or the exercise of any of his rights hereunder conflicts with or results in a breach of any law, regulation, judgment, order, agreement or obligation applicable to him or exceeds any limitation placed on him; and

(e)	all authorizations required from any governmental or other authority or from any shareholders or creditors of the Guarantor for or in connection with the execution, validity and performance of this Guarantee have been obtained and are in full force and effect.

10.	Currency and Other Indemnities. No payment to Buyer shall discharge the Guarantor unless it is received in frill in the currency in which it is payable. If any such payment is received in a different currency, Buyer shall have a separate cause of action against the Guarantor for the amount of the shortfall following actual conversion of such payment into the currency in which the liability is payable.

11.	No Waiver. No failure or delay by Buyer in exercising any power, right or remedy hereunder shall impair any of the same or operate as a waiver thereof.

12.	Severability. If at any time any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction and the legality, validity and enforceability of the remaining provisions of this Guarantee, shall not be affected or impaired thereby.

13.	Successors and Assigns. The expressions “Guarantor”, “Seller” and “Buyer” shall where the context permits include their respective successors and permitted assigns and any persons deriving title under them.

14.	Counterparts. This Guarantee may be executed in any number of counterparts each of which, when executed and delivered, shall constitute an original but all the counterparts shall together constitute the same document.

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15.	Limitations on Liabilities. On the date hereof, a deed of guarantee is also executed by Hanny Holdings Limited in favour of Buyer (the “Corporate Guarantee”). Notwithstanding anything contrary contained herein, the Guarantor’s liability under this Guarantee (save and except for any and all losses, liabilities, damages, costs and expenses whatsoever arising out of any failure by the Guarantor to duly and punctually perform and observe any of its obligations hereunder) shall be limited to an amount calculated as follows:

L = RMB60,000,000 –H

where

L refers to the maximum amount of the Guarantor’s liability under this Guarantee (save and except for any and all losses, liabilities, damages, costs and expenses whatsoever arising out of any failure by the Guarantor to duly and punctually perform and observe any of its obligations hereunder), and

H refers to the amount claimed and actually received by Buyer pursuant to the enforcement of the Corporate Guarantee, disregarding any amount in connection with any losses, liabilities, damages, costs and expenses whatsoever arising out of any failure by Hanny Holdings Limited to duly and punctually perform and observe any of its obligations thereunder.

16.	Stand-by Documentary Credit. The Guarantor hereby undertakes that (i) he will procure Hang Seng Bank Limited, Hong Kong to issue an irrevocable Stand-by Documentary Credit for an amount not less than US$3,500,000 in favour of Buyer in substantially the form attached hereto as Appendix 1 (the “SBLC No. 1”) for the account of Winpro Investments Limited (“Winpro”, a limited liability company incorporated and existing under the laws of the British Virgin Islands, the entire issued share capital of which is held legally and beneficially by the Guarantor), which shall take effect on the date hereof and shall continue to be valid until the first anniversary hereof (the “Maturity Date”), and (ii) he will, no later than the fifteenth (15th) calendar days prior to the Maturity Date, procure Hang Seng Bank Limited, Hong Kong to issue an irrevocable Stand-by Documentary Credit for an amount not less than US$3,500,000 in favour of Buyer in substantially the form attached hereto as Appendix 1 (the “SBLC No. 2”) for the account of Winpro, which shall take effect on the Maturity Date and shall continue to be valid for a period of 12 consecutive months. Any monies received by Buyer under SBLC No. 1 or SBLC No.2, as the case may be, shall operate to automatically reduce the same amount payable by the Guarantor hereunder. Buyer undertakes that it will notify the Guarantor in writing within ten (10) calendar days after it draws any amount under SBLC No. 1 or SBLC No.2, as the case may be. The Guarantor hereby agrees that if Hang Seng Bank Limited, Hong Kong fails to issue the SBLC No. 2 pursuant to this paragraph 16 for whatever reason, Buyer shall have the right to draw for the then available balance of the SBLC No.1 and shall place and keep any monies received thereunder to the credit of a suspense account to preserve the right of Buyer under this Guarantee, which, after deducting any and all amount payable by the Guarantor hereunder, shall be released to Winpro upon (i) the issuance of SBLC2, (ii) the expiry of 24 months after the Closing Date (as defined in the Share Purchase and Loan Assignment Agreement dated [ ], 2011 between Buyer and Seller), whichever occurs earlier.

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17.	Law and Jurisdiction. This Guarantee and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong. Any claim, dispute or matter arising under, out of or in connection with this Guarantee shall be subject to the exclusive jurisdiction of the Hong Kong courts. The Guarantor hereby irrevocably submits to the exclusive jurisdiction of the Hong Kong courts. The Guarantor hereby irrevocably consents to any process in any proceedings anywhere being serviced by mailing a copy by registered airmail post to it. Nothing herein shall affect Buyer’s right to serve process in any other manner permitted by applicable law.

5

IN WITNESS whereof this Deed of Guarantee was executed and is intended to be and is hereby delivered on the day and year first above written.

SIGNED, SEALED AND	)
DELIVERED BY ALLAN YAP	)
)
) )
in the presence of	)
)

The terms and conditions of this Guarantee are hereby confirmed and accepted.

CZ Tire Holdings Limited

6

Appendix 1

Form of Stand-by Documentary Credit

STAND-BY DOCUMENTARY CREDIT

BENEFICIARY’S (CLIENT)

(NAME OF ADVISING BANK)

(COUNTRY)

WE HEREBY ISSUE THIS IRREVOCABLE STAND-BY DOCUMENTARY CREDIT NO.              IN FAVOUR OF CZ TIRE HOLDINGS LIMITED C/O CITIC PE ADVISORS (HONG KONG) LIMITED SUITE 606, 6/F, ONE PACIFIC PLACE. 88 QUEENSWAY. HONG KONG FOR ACCOUNT OF WINPRO INVESTMENTS LIMITED (ADDRESS OF APPLICANT) TO THE EXTENT OF USD THREE MILLION FIVE HUNDRED THOUSAND AVAILABLE BY PAYMENT OF BENEFICIARY’S DRAFTS DRAWN IN DUPLICATE AT SIGHT ON US BEARING THE CLAUSE “DRAWN UNDER HANG SENG BANK LIMITED, HONG KONG IRREVOCABLE STAND-BY DOCUMENTARY CREDIT NO.              DATED                     ” ACCOMPANIED BY BENEFICIARY’S SIGNED STATEMENT CERTIFYING THAT “THE AMOUNT DRAWN HEREUNDER REPRESENTS AND COVERS THE SAME AMOUNT PAYABLE BY MR. ALLAN YAP PURSUANT TO THE DEED OF GUARANTEE DATED                     .”

THIS CREDIT EXPIRES ON                      IN HONG KONG.

PARTIAL DRAWINGS ALLOWED~~/NOT ALLOWED~~.

ALL BANKING CHARGES EXCEPT OUR L/C OPENING CHARGES ARE FOR ACCOUNT OF BENEFICIARY.

UPON YOUR DRAWING ALL DOCUMENTS AND THE ORIGINAL INSTRUMENT OF THIS CREDIT MUST BE SENT TO US BY ONE COURIER UNDER AUTHENTICATED CABLE ADVICE TO US QUOTING THE AMOUNT DRAWN AND THE NUMBER OF THIS CREDIT.

A USD70.00 (OR EQUIVALENT) DISCREPANCY FEE WILL BE DEDUCTED FOR EACH PRESENTATION OF DISCREPANT DOCUMENTS.

IN ACCORDANCE WITH THE PROVISIONS OF ARTICLE 16 C III B OF UCP 600, IF WE GIVE NOTICE OF REFUSAL OF DOCUMENTS PRESENTED UNDER THIS CREDIT WE SHALL HOWEVER RETAIN THE RIGHT TO ACCEPT A WAIVER OF DISCREPANCIES FROM THE APPLICANT AND, SUBJECT TO SUCH WAIVER BEING ACCEPTABLE TO US, TO RELEASE DOCUMENTS AGAINST THAT WAIVER WITHOUT REFERENCE TO THE PRESENTER PROVIDED THAT NO WRITTEN INSTRUCTIONS TO THE CONTRARY HAVE BEEN RECEIVED BY US FROM THE PRESENTER BEFORE THE RELEASE OF THE DOCUMENTS.

ANY SUCH RELEASE PRIOR TO RECEIPT OF CONTRARY INSTRUCTIONS SHALL NOT CONSTITUTE A FAILURE ON OUR PART TO HOLD THE DOCUMENTS AT THE PRESENTER’S RISK AND DISPOSAL, AND WE WILL HAVE NO LIABILITY TO THE PRESENTER IN RESPECT OF ANY SUCH RELEASE.

AN ADDITIONAL FEE OF USD35.00 OR EQUIVALENT PER MONTH WILL BE DEDUCTED FROM THE PROCEEDS IF THE DOCUMENTS REMAIN UNACCEPTED/UNPAID FOR MORE THAN 1 MONTH AFTER OUR RECEIPT.

DOCUMENTS MUST BE PRESENTED TO AND REACH THE COUNTER OF HANG SENG BANK LIMITED, TRADE SERVICES, UNIT A, HANG SENG TOWER, TELFORD PLAZA, 33 WAI YIP STREET, KOWLOON BAY, HONG KONG THROUGH PRESENTING BANK BY COURIER SERVICE AT BENEFICIARY’S EXPENSE IN ONE COVER.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED, THIS DOCUMENTARY CREDIT IS SUBJECT TO UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (2007 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 600.

1

SCHEDULE 1

PARTICULARS OF COMPANY AND ZHONGCE

The Company

Name	:	China Tire Enterprises Limited

Place of Incorporation	:	Hong Kong

Date of Incorporation	:	15 October 2010

Company Number	:	1516015

Authorized Share Capital	:	HK$10,000.00 divided into 10,000 ordinary shares of HK$1.00 each

Issued Share Capital	:	HK$1.00

Registered address	:	25/F., Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong

Shareholder	:	China Enterprises Limited (100%)

Directors	:	Yap, Allan
Chan Ling, Eva

Direct investment	:
(Hangzhou Zhongce Rubber Company Limited)

Indirect investment	:	Nil

Schedule 1 - 1

Zhongce

Name	:
(Hangzhou Zhongce Rubber Company Limited)

Place of Incorporation	:	Hangzhou, Zhejiang Province, PRC

Date of Incorporation	:	12 June 1992

Company Number	:	330100400029708

Authorized Share Capital	:	RMB613,602,838

Issued Share Capital	:	RMB613,602,838

Registered address	:

Shareholders	:	(49%)

(25%)

China Tire Enterprises Limited (26%)

Directors	:
Direct subsidiary	:
Indirect subsidiary	:	Nil

Schedule 1 - 2

SCHEDULE 2.4

CLOSING DELIVERIES

PART A

Seller Documents

1.	Current memorandum and articles of association of Seller on the Closing Date.

2.	Registered agent’s or director’s certificate of Seller dated the Closing Date certifying, among other things, its current memorandum and articles of association and register of directors and officers.

3.	Certificate of Incumbency of Seller dated no later than 7th Business Date prior to the Closing Date.

4.	A certified copy of the board resolution of Seller authorizing it to execute, deliver and perform each of the Transaction Documents to which it is a party and all other related documents required to be executed by it for the completion of the Transactions, and approving the sale of the Sale Share and assignment of the Shareholder Loan to Buyer, and a certified copy of the board resolutions of Hanny Holdings Limited authorizing it to execute, deliver and perform the Corporate Guarantee.

5.	The legal opinion from Seller’s Bermuda counsel dated the Closing Date and addressed to Buyer in substantially the form attached hereto as Exhibit D.

6.	The legal opinion from Seller’s Hong Kong counsel dated the Closing Date and addressed to Buyer, in substantially the form attached hereto as Exhibit E.

7.	Closing Certificate duly executed by Seller in the form of Exhibit F.

8.	Two originals of the Tax Service Agreement duly executed by Seller.

9.	An original of the Corporate Guarantee in substantially the form attached hereto as Exhibit G duly executed by Hanny Holdings Limited, and an original of the Personal Guarantee in substantially the form attached hereto as Exhibit H duly executed by Mr. Allan Yap, both of which shall remain in full force and effect.

10.	An original of the Stand-by Documentary Credit issued by Hang Seng Bank Limited, Hong Kong in substantially the form attached to the Personal Guarantee as appendix.

Company Documents

1.	A certified copy of the board resolution of the Company, among other things, (i) approving the transfer of the Sale Share and acknowledging the assignment of the Shareholder Loan to Buyer; (ii) authorizing the issue of the new share certificate in respect of the Sale Share in the name of Buyer; (iii) approving the entry into its register of members the name of Buyer as the holder of the Sale Share and the making of such other entries into other corporate records of the Company as may be necessary; (iv) accepting the resignation of all the existing directors of the Company and appointing Persons nominated by Buyer in writing at least one Business Day prior to the Closing Date as directors of the Company, with effect from the Closing Date; (v) accepting the resignation of the existing secretary of the Company, (vi) approving the appointment of the Person nominated by Buyer in writing at least one Business Day prior to the Closing Date as secretary of the Company, (vii) approving the appointment of the Person nominated by Buyer in writing at least one Business Day prior to the Closing Date as auditor of the Company, if requested by Buyer, (viii) approving the change of the registered address of the Company to an address designated by Buyer and (ix) approving the closing and cancellation of all bank accounts of the Company.

Schedule 2.4 - 1

2.	Letters of resignation duly executed by all the existing directors and officers of the Company (which letters shall confirm that the relevant director or officer shall have no claim against the Company).

3.	Letters of resignation duly executed by all the existing directors and officers of Zhongce appointed by Seller or the Company (which letters shall confirm that the relevant director or officer shall have no claim against Zhongce).

4.	Letter of resignation duly executed by the existing secretary of the Company.

5.	Certificate of incorporation of the Company.

6.	Current memorandum and articles of association of the Company on the Closing Date.

7.	Updated register of members of the Company showing Buyer as the holder of the Sale Share and sole shareholder of the Company.

8.	Updated register of directors of the Company showing the Persons designated by Buyer have been appointed to the Board.

9.	All documents (including notices and board resolutions) required to be executed or provided by Seller for the appointment to the board of directors of Zhongce of Persons designated by Buyer (to the extent as the Company is able to provide).

10.	Certified management accounts of the Company (including the profit and loss statement from the date of incorporation to the date falling two days prior to the Closing Date and the balance sheet dated such date).

11.	Corporate seals, minute books and other statutory books (which shall be written up to the Closing Date), current business registration certificates and business licenses of the Company (if any) as well as financial, accounting and other records of the Company that are expected to be maintained or kept by the Company under applicable law and all documents of title relating to the Company’s assets.

Transfer Documents

1.	Duly executed bought and sold notes and duly executed instrument of transfer each in the form set forth in Exhibit C in respect of the Sale Share.

2.	Duly executed deed of assignment in the form set forth in Exhibit A in respect of the Shareholder Loan.

Schedule 2.4 - 2

3.	Original share certificate in respect of the Sale Share issued in the name of Buyer.

4.	Management accounts of the Company prepared in connection with the stamping of the Transfer Documents.

PART B

Buyer Documents

1.	Current memorandum and articles of association of Buyer on the Closing Date.

2.	A certified copy of the board resolution of Buyer authorizing it to execute, deliver and perform each of the Transaction Documents to which it is a party and all other related documents required to be executed by it for the completion of the Transactions, and approving the purchase of the Sale Share and acceptance of the Shareholder Loan by Buyer.

3.	Two originals of the Tax Service Agreement duly executed by Buyer.

4.	An original of the Corporate Guarantee in substantially the form attached hereto as Exhibit G, and an original of the Personal Guarantee in substantially the form attached hereto as Exhibit H.

Schedule 2.4 - 3

SCHEDULE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

(a)	Status. Each of Seller and the Company is an entity duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has the power and right to own its assets and carry on its business as being conducted.

(b)	Powers and Authority. Seller has the power to enter into and perform, and has taken all necessary action to authorize the entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated thereunder.

(c)	Authorizations.

(i)	All authorizations and consents required in connection with the entry into or performance by Seller, and the validity and enforceability of, Seller’s obligations under the Transaction Documents to which it is a party and the transactions contemplated thereunder have been obtained and are in full force and effect.

(ii)	All necessary licenses (including without limitation business licenses), permits (including without limitation construction permits), certificates (including without limitation qualification and ownership rights certificates) and other Governmental Approvals to enable Seller to conduct its business and to own its assets have been obtained and are in full force.

(d)	Legal Validity. Each Transaction Document to which Seller is a party constitutes its legal, valid and binding obligations enforceable in accordance with its terms subject only to any limitation resulting from laws of administration, liquidation, insolvency, reorganization or similar laws of general application affecting creditor’s rights and general principles of equity.

(e)	Immunity.

(i)	The execution by Seller of each Transaction Document to which it is a party constitutes, and its exercise of its rights and performance of its obligations under each Transaction Document will constitute, private and commercial acts done and performed for private and commercial purposes.

(ii)	Seller will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in any jurisdiction in relation to any Transaction Document.

(f)	Jurisdiction: Governing Law. Seller’s agreement that (i) this Agreement is governed by the laws of Hong Kong and (ii) not to claim any immunity to which it or its assets may be entitled, is legal, valid and binding under the laws of its jurisdiction of incorporation.

Schedule 3 - 1

(g)	Non-Conflict. The entry into and performance by Seller of, and the transactions contemplated by, the Transaction Documents to which it is a party do not:

i.	conflict with any law or regulation or judicial or official order which is binding upon it or any of its assets;

ii.	conflict with its Organizational Documents; or

iii.	conflict with any agreement or document which is binding upon it or any of its assets.

(h)	Compliance with Laws. Each of Seller and the Company is in compliance with all applicable law in all material aspects (excluding any non-compliance by Seller so long as such non-compliance does not adversely affect the transactions contemplated hereunder).

(i)	No Default. No event is outstanding which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfillment of any other applicable condition or any combination of the foregoing, might constitute) a default under any agreement or document which is binding on Seller or the Company or any of their respective assets (excluding any default by Seller so long as such default does not adversely affect the transactions contemplated hereunder).

(j)	Litigation. Save and except for (i) the legal action instigated by against Seller in connection with the debts owed by to , no litigation, arbitration or administrative proceedings affecting Seller or the Company are outstanding or threatened.

(k)	Sale Share. Seller is legal and beneficial owner of the Sale Shares. The total issued share capital of the Company consists of one ordinary share, which has been duly authorized and fully paid up, and is non-assessable and free and clear of any Encumbrance.

(l)	Shareholder Loan.

(i)	Save for the Shareholder Loan to be assigned to Buyer, there is no amount owing to Seller by the Company or Zhongce or their Affiliates or their directors, shareholders or employees.

(ii)	At Closing, the amount of the Shareholder Loan to be assigned to Buyer will represent the entire amount owing by the Company to Seller or any other Person.

(iii)	Seller is entitled to assign the Shareholder Loan to Buyer pursuant to the Deed of Assignment free from any Encumbrances.

(m)	No Debt. The Company has not incurred any Liabilities other than (i) Liabilities to Seller under the Zhongce Transfer Agreement, which Liabilities shall cease to exist with respect to Seller upon Closing and (ii) Liabilities strictly required to maintain its existence as a special purpose company with no business at all other than holding the Zhongce Equity Interest upon completion of the transfer under the Zhongce Transfer Agreement, which Liabilities shall have been discharged in full by the Company prior to Closing.

Schedule 3 - 2

(n)	No Restrictions on Payment of Dividend. There are no restrictions on the Company in relation to the payment of dividends to its shareholders other than any restrictions imposed under applicable law or the Transaction Documents.

(o)	Zhongce.

(i)	The amount of the Zhongce Registered Capital is RMB613,602,838, of which RMB159,536,737.91 has been contributed by Seller under applicable law and the relevant Organizational Documents, and such contribution has been verified by a certified accountant registered in the PRC and the accounting firm employing such accountant, and the report of such certified accountant evidencing such verification has been registered with relevant registration authorities.

(ii)	Seller held a 51% interest in the Zhongce Registered Capital in Zhongce when Zhongce was established in 1992. In 2003, Seller transferred a 25% interest in the Zhongce Registered Capital to .. Such transfer was completed in compliance with all applicable law and relevant contracts. There has been no breach or claim by Seller or, to the best knowledge of Seller, breach or claim by any party under such relevant contracts.

(iii)	Seller and the Company have entered into the Zhongce Transfer Agreement. Seller has duly transferred all of its rights and benefits in the Zhongce Equity Interest and assigned any and all of its rights and obligations under the relevant Organization Documents of Zhongce to the Company (the “Zhongce Transfer”) at an aggregated transfer price of RMB600,000,000 pursuant to the Zhongce Transfer Agreement. Seller has obtained all relevant approvals and registrations from relevant Government Entities (including, without limitation, the approval required for the Zhongce Transfer granted by the PRC competent approval authority and the registration of the Zhongce Transfer with the PRC competent registration authority) and all prior written consents from relevant parties (including, without limitation, consents of all of Zhongce’s shareholders other than Seller to the Zhongce Transfer) to duly effect the Zhongce Transfer under applicable law. The Zhongce Transfer has been completed in compliance with all applicable law and relevant contracts. There has been no breach or claim by any party under such relevant contracts.

(iv)	The Company is the legal and beneficial owner of the Zhongce Equity Interest, free and clear of any Encumbrances, save and except for the rights of first refusal of the other existing shareholders of Zhongce as set forth in the Organizational Documents of Zhongce.

(v)	Prior to the Zhongce Transfer, Seller was the sole legal and beneficial owner of the Zhongce Equity Interest and, subject to the rights of first refusal of the other existing shareholders of Zhongce as set forth in Organizational Documents of Zhongce, had the full power and authority to transfer the Zhongce Equity Interest to the Company under applicable law.

Schedule 3 - 3

(vi)	Immediately following the Closing under this Agreement, Buyer will be the sole legal and beneficial owner of the Sale Share, free and clear of any Encumbrances, and the Company will remain as the sole legal and beneficial owner of the Zhongce Equity Interest, free and clear of any Encumbrances, save and except for the rights of first refusal of the other existing shareholders of Zhongce as set forth in the joint venture contract and articles of association of Zhongce,

(vii)	There are no options, warrants or other rights to purchase, convert into or subscribe for shares or any other equity interest in the Company.

(viii)	The particulars of the Company and Zhongce set forth in Schedule 1 to this Agreement are true, correct and complete.

(p)	Business.

The Company has not incurred any Liability other than its obligation to pay the Zhongce Transfer Price under the Zhongce Transfer Agreement and it has not engaged in any business other than holding the Zhongce Equity Interest.

(q)	Insurances.

The Company is not required to maintain any insurance under applicable law and does not maintain any insurance.

(r)	Intellectual Property Rights.

The Company does not own any intellectual property rights, nor does it, in carrying on its business, infringe any intellectual property rights of any other Person in any respect.

(s)	Properties.

The Company does not own any property or assets other than the Zhongce Equity Interest.

(t)	Bank Account. The Company has opened only one bank account with Hang Seng Bank Limited (Account Number:024-787-143353-883), which will be closed prior to Closing and the Company will not have any Liabilities in connection with the bank account with Hang Seng Bank Limited or any Other Person at Closing.

(u)	Contracts.

The Company has not entered into any contract or agreement other than the Zhongce Transfer Agreement.

(v)	Employees.

The Company has never had and does not have any employees.

(w)	Taxes.

(i)	The Company is not required to complete or file any tax returns on or prior to the date hereof.

Schedule 3 - 4

(ii)	With respect to all Taxes due and payable by the Company with respect to all taxable periods or portions of periods ending on or before the Closing Date, (i) all applicable Tax laws have been complied with, and (ii) all such amounts required to be paid to taxing authorities or others on or before the date hereof have been paid.

(iii)	The Company has not been notified in writing by any taxing authority that any tax return will be examined, and no adjustments to the Tax liability of the Company have been proposed in writing (and are currently pending) by any taxing authority in connection with any tax returns of the Company. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, if any.

(iv)	The Company has not paid or become liable to pay, any interest, penalty, surcharge or fine relating to Taxes, and all records which the Company is required to keep for Tax purposes have been duly kept and are available for inspection at its premises. There are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Company.

(x)	Bankruptcy. Neither Seller nor the Company has filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Seller or the Company. No general assignment of Seller’s or the Company’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Seller or the Company. Neither Seller nor the Company is insolvent and the consummation of the Transactions shall not render Seller or the Company insolvent.

(y)	Disclosure. Seller has provided Buyer with all the material information relating to it and the Company. No information provided by or on behalf of Seller in connection with the Transactions and nothing in this Agreement or any other Transaction Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

Schedule 3 - 5

SCHEDULE 5.1

PRE-CLOSING COVENANTS

Unless Buyer has given it prior written consent, Seller shall cause the Company to:

1.	not create, allot, issue, acquire, repay or redeem any share capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire, an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

2.	engage in any business other than holding the Zhongce Equity Interest;

3.	not acquire or dispose of, or agree to acquire or dispose of, any assets;

4.	not make, or agree to make, any capital expenditure or incur, or agree to incur, any commitment or commitments involving any capital expenditure;

5.	not declare, pay or make a dividend;

6.	not create, or agree to create, an Encumbrance over the properties or assets of the Company;

7.	not create, incur, or agree to create or incur, any borrowing or indebtedness in the nature of borrowing;

8.	not commence any litigation or arbitration proceedings; and

9.	not compromise or settle litigation or arbitration proceedings or any action, demand or dispute.

Schedule 5.1